Exhibit 10.15
FLEET LEASING RECEIVABLES TRUST
as Purchaser
and
PHH FLEET LEASE RECEIVABLES L.P.
as Seller
and
PHH VEHICLE MANAGEMENT SERVICES INC.
as Servicer
and
PHH CORPORATION
as Performance Guarantor

TRUST PURCHASE AGREEMENT
January 27, 2010

TRUST PURCHASE AGREEMENT

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

Section 9.5	Costs, Expenses and Taxes	76
Section 9.6	Correction of Errors	76
Section 9.7	Change in Circumstance	76
Section 9.8	Time of Essence	77
Section 9.9	Failure to Perform	77
Section 9.10	Consent to Jurisdiction; Waiver of Immunities	77
Section 9.11	Confidentiality	77
Section 9.12	Further Assurances	78
Section 9.13	Remedies	78
Section 9.14	Limitation of Liability of Financial Services Agent and Issuer Trustee	78
Section 9.15	Limited Partnership	79
Section 9.16	Execution in Counterparts	79

Schedules

Schedule A	Eligibility Criteria
Schedule B	Master Lease Agreement
Schedule C	Form of Agreed Upon Procedures Report
Schedule D	Form of Portfolio Report
Schedule E	Closing Information
Schedule F-1	Form of Leased Equipment (Subject To Leases) Bill of Sale
Schedule F-2	Form of Leased Equipment Bill of Sale
Schedule G	Form of Back-Up Servicer Agreement
Schedule H	Form of Officer’s Certificate as to Certain Registrations
Schedule I	Form of Loan Acknowledgement

-iii-

TRUST PURCHASE AGREEMENT
          TRUST PURCHASE AGREEMENT made as of January 27, 2010 among BNY TRUST COMPANY OF CANADA in its capacity as trustee of FLEET LEASING RECEIVABLES TRUST, a trust established under the laws of the Province of Ontario pursuant to a Declaration of Trust dated November 2, 2009, as amended and restated on November 16, 2009 and as further amended on January 27, 2010 (the “Trust”), PHH FLEET LEASE RECEIVABLES L.P., a limited partnership formed under the laws of Manitoba (the “Seller”), PHH VEHICLE MANAGEMENT SERVICES INC., a corporation amalgamated under the laws of Canada (“PHH VMS”) as initial Servicer, and PHH CORPORATION, a corporation incorporated under the laws of the State of Maryland (the “Performance Guarantor”).
          RECITALS:
(a)	The Seller is the beneficial owner of Leased Equipment and wishes to sell to the Trust its beneficial interest in certain of such Leased Equipment, subject to the Leases thereof;

(b)	The Trust is willing to purchase the Seller’s beneficial interest in such Leased Equipment, subject to such Leases;

(c)	The Servicer is prepared to service the assets sold to the Trust; and

(d)	The Performance Guarantor is willing to provide to the Trust certain covenants contained herein, and the Trust is relying thereon.
          In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:
ARTICLE 1
INTERPRETATION
Section 1.1       Definitions.
In this Agreement, the following terms will have the following meanings:
“Accounts” means each of the Cash Spread Account, the Collections Account, the U.S. Dollar Collections Account and the Yield Supplement Account.
“Affiliate” means, when used in respect of any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, and for the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have corresponding meanings.
“Aggregate Lease Balance” means, as of any date during the period from and including a Distribution Date to but excluding the next Distribution Date, an amount equal to the sum of the Net Book Value of each Securitized Lease as of the last day of the Reporting Period preceding the first day of that period.
“Agreed Upon Procedures Report” means a letter addressed to the initial Noteholders and the Rating Agencies substantially in the form attached as Schedule C.
“Agreement” means this agreement, together with the schedules hereto, as the same may be amended, supplemented, modified, restated or replaced from time to time, and the expressions “hereof”, “herein”, “hereunder”, and “hereby” and similar expressions refer to this agreement and not to any specific article, section, paragraph, subparagraph or clause hereof.
“Annual Percentage Rate” means, with respect to a Lease, the annual rate of finance charges (whether fixed or floating) stated or implicit in such Lease, exclusive of any Management Fee.
“Applicable Law” means, at any time with respect to any Person, property, transaction or event, all applicable laws, statutes, regulations, treaties, judgments and decrees (whether or not having the force of law) and all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Authority or Persons having authority over any of the parties hereto, in each case in effect at such time.
“Applicable Rate” means 2.25% per annum.
“Applicable Residual Percentage” means 16% or such other percentage as is acceptable to the Trust.
“Back-Up Servicer” means Wells Fargo Bank, National Association, or any other Person who may be engaged from time to time by the parties hereto to act as Back-Up Servicer hereunder.
“Back-Up Servicer Agreement” means an agreement between the Trust, the Seller, the Indenture Trustee, PHH VMS and the Back-Up Servicer substantiality in the form attached as Schedule G, as amended, supplemented, modified, restated or replaced from time to time.
“Back-Up Servicer Costs” means, on any Distribution Date, any costs, expenses, indemnification amounts and other amounts (other than the Back-Up Servicer Fee) (and all applicable taxes) in each case payable by the Trust to the Back-Up Servicer hereunder or pursuant to the Back-Up Servicer Agreement in respect of the immediately preceding

Reporting Period or any preceding period, to the extent not previously paid to the Back-Up Servicer.
“Back-Up Servicer Fee” means the “Back-Up Servicing Fee” described in the Back-Up Servicer Agreement.
“Balance Amounts” has the meaning set out in Section 6.1(3).
“Business Day” means any day, other than a Saturday, Sunday or a statutory or civic holiday, on which banks are open for business in Toronto, Ontario, Montreal, Quebec and New York City, New York, United States of America.
“Canadian Dollars” or “$” means the lawful currency of Canada.
“Cash Spread Account” means the account in the name of the Trust (or in the name of the Indenture Trustee in trust for the Trust) designated in Schedule E as the Cash Spread Account for purposes hereof (or such other account or accounts with an Eligible Institution which is designated by notice to the Seller from the Trust as the Cash Spread Account for purposes hereof), the balance of which shall be held subject to the sole control of the Trust or the Indenture Trustee and applied in accordance with the terms of this Agreement.
“Charge-Off Ratio” means, for any specified Distribution Date, twelve times the quotient, expressed as a percentage, of (a) the amount, if any, by which (i) the aggregate Net Book Value of all Securitized Leases that became Charged-Off Leases during the preceding Reporting Period exceeds (ii) the aggregate amount of recoveries on Charged-Off Leases from previous Reporting Periods received during that preceding Reporting Period, divided by (b) the Aggregate Lease Balance as of the last day of the second preceding Reporting Period.
“Charged-Off Lease” means a Securitized Lease which has been or should have been charged off by the Servicer in accordance with the Credit and Collection Policy or as to which any scheduled Lease rental payment in excess of $10.00 is 270 or more days past due.
“Class A-1a Notes” means the Notes designated under the Trust Indenture as Series 2010-1 Class A-1a Asset-Backed Notes.
“Class A-1b Notes” means the Notes designated under the Trust Indenture as Series 2010-1 Class A-1b Asset-Backed Notes.
“Class A-2a Notes” means the Notes designated under the Trust Indenture as Series 2010-1 Class A-2a Asset-Backed Notes.
“Class A-2b Notes” means the Notes designated under the Trust Indenture as Series 2010-1 Class A-2b Asset-Backed Notes.

“Class B Notes” means the Notes designated under the Trust Indenture as Series 2010-1 Class B Asset-Backed Notes.
“Closing Date” means January 27, 2010 or such other date as the parties hereto shall agree to.
“Closing Payment” means the amount identified as such in Schedule E plus applicable GST and QST.
“Collections” means, in respect of any Securitized Lease, all cash collections and other cash proceeds received after the Cut-Off Date in respect of such Securitized Lease, including, without duplication (in each case only to the extent received after the Cut-Off Date):
(i)	all cash proceeds of related Lease Rights (including prepayments in respect of such Lease Rights which are in respect of periods after the Cut-Off Date);

(ii)	all Management Fees under such Securitized Lease;

(iii)	all Servicer Advances and Servicer’s Pre-Funded Amounts to the extent related to such Lease;

(iv)	all prepayment fees or prepayment penalties related to any such prepayment referred to in clause (i);

(v)	if such Securitized Lease is an Ineligible Securitized Lease, all amounts paid by the Seller in connection with its repurchase;

(vi)	all Deemed Collections paid by the Seller or the initial Servicer in respect of such Securitized Lease; and

(vii)	all Net Proceeds in respect of the related Leased Equipment, but excluding, in each case: (x) any security deposits, except to the extent included in Net Proceeds; and (y) any other Excluded Amounts.
“Collections Account” means the account of the Trust designated in Schedule E as the Collections Account for purposes hereof or such other account or accounts with an Eligible Institution which is designated by notice to the Seller from the Trust as the Collections Account for purposes hereof.
“Credit and Collection Policy” means at any time: (i) prior to the appointment of a Replacement Servicer, the credit and collection policies of the Seller and the initial Servicer relating to the Lease Rights as in effect on the Cut-off Date, as such policies may be amended in compliance with Section 5.2(1)(l); and (ii) after the appointment of a

Replacement Servicer, the credit and collection policies of the Replacement Servicer at such time, as such policies may be amended in compliance with Section 5.2(2)(l).
“Cut-Off Date” means December 17, 2009.
“DBRS” means DBRS Limited and its successors.
“Deemed Collections” has the meaning set out in Section 5.4(1).
“Defaulted Lease” means, at any time, any Lease (i) under which the full amount required to be paid for a given month has been outstanding for a period greater than or equal to 120 days from the payment due date, or (ii) the Obligor (other than a guarantor) of which has sustained an Insolvency Event which is continuing, or (iii) in respect of which the Servicer has reasonably determined, in accordance with the Credit and Collection Policy, that eventual payment of amounts owing under such Lease is unlikely.
“Deferred Rent” means any amounts specified herein to be paid on account of Deferred Rent, including as provided in Sections 6.1(3)(c), (g) and (i) and Section 6.1(11).
“Delinquency Ratio” means, for any Distribution Date, the quotient, expressed as a percentage, of (a) the aggregate billings with respect to all Securitized Leases which were Delinquent Leases as of the last day of the immediately preceding Reporting Period divided by (b) the sum of (i) the aggregate billings with respect to all Securitized Leases which were unpaid as of the last day of the second preceding Reporting Period and (ii) the aggregate billings with respect to all Securitized Leases during the immediately preceding Reporting Period.
“Delinquent Lease” means, at any time, any Lease, other than a Defaulted Lease or Charged-Off Lease, (i) in respect of which an amount greater than $50 then remains unpaid for more than 60 days from the payment due date, or (ii) which would then be classified as delinquent in accordance with the Credit and Collection Policy.
“Distribution Date” means, in respect of any Reporting Period, the fifteenth day of the month immediately following the last day of such Reporting Period (or if such day is not a Business Day, the immediately following Business Day).
“Eligible Floating Rate Index” means one of the following:
(i)	the one-month bankers acceptance rate, based on the rate as published by the Bank of Canada on its web site or other market standard methodology;

(ii)	the one-month prime corporate paper rate, based on the rate as published by the Bank of Canada on its web site or other market standard methodology;

(iii)	the one-month asset-backed commercial paper rate, either for a particular securitization or across a class of conduits, as determined by PHH;

(iv)	a rate based on PHH’s weighted average cost of funds (which may include or exclude funding costs under inter-corporate borrowing transactions (subject to any agreed upon caps) and/or securitization transactions); or

(v)	PHH’s commercial paper funding rate, as determined by PHH.
“Eligible Institution” has the meaning set out in the Trust Indenture.
“Eligible Lease” means a Lease which meets all of the criteria set out in Schedule A on the Cut-Off Date.
“Equipment” means an automobile, truck (light, medium or heavy duty), truck body, trailer, forklift or other material handling equipment or other equipment, together with all equipment, attachments and accessories attached thereto.
“Equivalent Amount” has the meaning set out in the Trust Indenture.
“Equivalent Rating” means, in respect of a rating from a Rating Agency, the equivalent thereof resulting from any change in the rating system of such Rating Agency.
“Estimated Residual Collections” means, in respect of any Reporting Period, an amount equal to the Servicer’s good faith estimate of the Net Proceeds to be received by the Servicer in such Reporting Period under the Securitized Leases.
“Event of Termination” has the meaning ascribed thereto in Section 7.1.
“Excluded Amounts” means all amounts excluded in the definition of “Receivables”.
“Extraordinary Resolution” has the meaning ascribed thereto in the Trust Indenture.
“Final Collection Date” means the date upon which the aggregate amounts owing pursuant to Sections 6.1(1), (2) and (3)(c), (d) and (e) have been satisfied in full.
“Financial Services Agent” means PHH VMS or any other Person appointed in its place pursuant to the Financial Services Agreement.
“Financial Services Agreement” has the meaning ascribed thereto in the Trust Indenture.
“Financing Transaction” has the meaning set out in the Intercreditor Agreement.
“Fleet Receivables” means, at any time, all amounts then payable under any Fleet Service Contract.
“Fleet Service Contract” means a fleet maintenance contract, fleet management contract, fuel card contract or any other service contract between PHH VMS and an Obligor.

“GAAP” has the meaning set out in Section 1.5.
“Governmental Authority” means the government of any sovereign state or any political subdivision thereof, or of any political subdivision of a political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, administrative or other functions of or pertaining to government.
“GST” means all goods and services tax payable under Part IX of the Excise Tax Act (Canada), and all harmonized sales tax in the Provinces of Nova Scotia, Newfoundland and New Brunswick (and upon harmonized sales tax becoming effective in any other provinces, including Ontario and British Columbia, such other provinces) payable under the Excise Tax Act (Canada), as such statutes may be amended, modified, supplemented or replaced from time to time, including any successor statute.
“Indenture Trustee” has the meaning set out in the Trust Indenture.
“Ineligible Master Lease” means, at any time, a PHH Master Lease Agreement in respect of which either (i) PHH has made a credit decision that it will not supply any further Equipment to the related Obligor, or (ii) 50% or greater of the billings to the Obligor thereof then remain unpaid for more than 60 days from the original due date.
“Ineligible Securitized Lease” has the meaning ascribed thereto in Section 4.2.
“Initial Pool Balance” means an amount equal to the Pool Balance as of the Cut-Off Date, as specified in Schedule E.
“Insolvency Event” means, with respect to a specified Person, (i) such Person generally not paying its liabilities as they become due or admitting in writing its inability to pay its liabilities generally as they become due, or making a general assignment for the benefit of creditors; or (ii) otherwise acknowledging its insolvency; or (iii) any proceedings being instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, winding-up, dissolution, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, moratorium or relief of debtors, and, if such proceeding has been instituted against such Person, such proceeding has not been stayed or dismissed within 45 days; or (iv) such Person seeking the entry of an order for relief by the appointment of a receiver, trustee, custodian or similar official for it or a substantial part of its property and, if such proceeding has been instituted against such Person, such proceeding has not been stayed or dismissed within 45 days of a receiver, trustee, custodian or other similar official being appointed for it or any substantial part of its property; or (v) such Person taking any action to authorize any of the actions described above; or (vi) a receiver being privately appointed in respect of a substantial part of such Person’s assets.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of January 27, 2010 among the Seller, PHH VMS, the Trust and the other Persons that are or may in the future become party thereto from time to time in accordance with the terms thereof.
“Interest Period” means a period commencing on and including a Distribution Date and ending on and including the day preceding the next succeeding Distribution Date; provided, however, that the initial Interest Period shall commence on and include the Closing Date and end on and include February 15, 2010.
“Issuer Trustee” means BNY Trust Company of Canada in its capacity as trustee of the Trust, and its successors.
“Lease” means a written lease agreement (other than the Master Lease) relating to Equipment, between an Originator and a lessee, consisting of a lease schedule, supplement or new unit notice delivered by such lessee under a PHH Master Lease Agreement, pursuant to which such lessee is required to pay rent on the terms set out in such lease schedule, supplement or new unit notice and subject to the related terms of such PHH Master Lease Agreement.
“Lease Margin” means, at any time for any Securitized Lease under which the Annual Percentage Rate is then based on a floating rate of interest, the amount by which the Annual Percentage Rate for such Lease at such time exceeds the rate under the relevant Eligible Floating Rate Index applicable to such Lease at such time.
“Lease Principal” means, in respect of any payment on account of a Lease or the related Lease Rights, that portion thereof, if any, which is equal to or should be applied against, as the case may be, the depreciation rent owing in respect thereof (whether or not due under such Lease), as determined based on the depreciation rate contained in the lease schedule, supplement or new unit notice forming part of such Lease.
“Lease Rights” means, in respect of any Lease and the related Leased Equipment, the following:
(i)	all rights and benefits accruing to the Seller under such Lease, including all right, title and interest in and to the Receivables payable and Collections of other Lease Rights received under such Lease after the Cut-Off Date;

(ii)	all rights in or to payments (including both proceeds and, to the extent the Seller has any rights therein, premium refunds) under any insurance policies maintained by the Obligor pursuant to the terms of such Lease, to the extent the same indemnify for loss or damage to such Leased Equipment;

(iii)	all rights in or to all payments made on account of any loss of or damage to such Leased Equipment, excess wear and tear thereon or excess use thereof, whether under such Lease or otherwise;

(iv)	all rights in or to all payments owing under the Lease as a result of the early termination of such Lease;

(v)	the benefit of all covenants with respect to such Leased Equipment by the Obligor under such Lease, including all indemnities and covenants with respect to maintenance and repair, use and insurance obligations, except to the extent that the same indemnify against liability to others;

(vi)	the right of the Seller to ask for, demand, sue for, collect, receive and enforce any and all sums payable under such Lease in respect of such Leased Equipment and to enforce all other covenants, obligations, rights and remedies thereunder with respect thereto, including any rights with respect thereto under the related PHH Master Lease Agreement, except to the extent that such rights indemnify against liability to others;

(vii)	all right, title and interest of the Seller under such Lease in, to and under all prepayments made after the Cut-Off Date, guarantees, indemnities (except to the extent that the same indemnify against liability to others), any vendor support agreements or arrangements and the benefit of any statutory indemnities, payment or reimbursement obligations or guarantees and all other agreements or arrangements of any character (including all security interests in all properties subject thereto) from time to time supporting or securing payment or performance of the Obligor’s obligations in respect of such Leased Equipment subject to such Lease (excluding any security deposits);

(viii)	all Records pertaining to such Lease, including the Lease itself; and

(ix)	all proceeds of or relating to the foregoing,
but for greater certainty shall not include the Master Lease Prepayment Amount or any Deferred Rent paid to the Seller under this Agreement or the Master Lease or any Excluded Amounts.
“Leased Equipment” means, in respect of any Lease, the Equipment forming the subject matter of such Lease.
“Limited Partner” means FLR LP Inc.
“Losses” has the meaning set out in Section 9.4.
“Lowest Case Benchmark” means 0.25% per annum, except for any floating rate Securitized Lease under which the relevant Eligible Floating Rate Index is then based on the rates described in clauses (iv) or (v) of the definition of Eligible Floating Rate Index, as to which it is 0.75% per annum.
“LP Partnership Agreement” means the limited partnership agreement dated as of December 22, 2009 among the Partners, as the same may be amended, supplemented, modified, restated or replaced from time to time.
“LP Transfer Agreements” means the First Asset Sale Agreement dated as of January 27, 2010 between PHH VMS and the Limited Partner, and the Second Asset Sale Agreement dated as of January 27, 2010 between the Limited Partner and the Seller, as the same may be amended, supplemented, modified, restated or replaced from time to time.
“Management Fee” means, in respect of any Lease, the monthly management fee payable thereunder by the related Obligor, as determined in accordance with the Seller’s customary practice.
“Management Fee Yield” means, with respect to any Securitized Lease for any Distribution Date, the product of (a) the percentage equivalent of a fraction, the numerator of which is equal to the Management Fee payable in respect of such Securitized Lease, and the denominator of which is the Net Book Value of such Lease as of the last day of the immediately preceding Reporting Period and (b) 12.
“Managing GP” means FLR GP 1 Inc., the managing general partner of the Seller under the LP Partnership Agreement.
“Master Lease” means the master lease agreement made as of January 27, 2010 between the Seller and the Trust, as amended, supplemented, modified, restated or replaced from time to time, including all supplements thereto.
“Master Lease Prepayment Amount” means an amount equal to 95.25% of the Initial Pool Balance less the aggregate amounts required to be deposited to the Cash Spread Account and the Yield Supplement Account on the Closing Date.
“Material Adverse Effect” means (i) any effect upon the business, operations, property or financial condition of the Seller, the Performance Guarantor or the Servicer (if other than the Seller), or (ii) any effect on the Securitized Leases or Leased Equipment (or a portion thereof) which, in the case of (i) or (ii), could reasonably be expected to materially adversely affect (v) the interest of the Trust in the Securitized Leases or Leased Equipment, (w) the collectability of the Securitized Leases, (x) the timing or amount of payments to be made to the Trust, (y) the enforceability of the Securitized Leases, or (z) the ability of the Seller, the Performance Guarantor, or the Servicer to perform its obligations under the Transaction Documents to which it is a party.

“Minimum Yield Rate” means, for any Distribution Date, the amount determined in accordance with the following formula (rounded to the nearest 0.001%):
Servicing Fee + Back-Up Servicing Fee + A2 Coupon * greater of (nil, and (1 - actual ending OC Pct - actual ending B Pct * B Multiplier)) + B Coupon * lesser of (1 – actual ending OC Pct, and actual ending B Pct * B Multiplier)
where:
“Servicing Fee” means, on any date, the Servicer Fee on such date, or if a Replacement Servicer has then been appointed, the Replacement Servicer Fee,
“Back-Up Servicing Fee” means, on any date prior to the appointment of a Replacement Servicer, the Back-Up Servicer Fee, and after the appointment of a Replacement Servicer, means nil,
“A2 Coupon” means the weighted average of the Class A-2a Interest Rate and the Class A-2b Interest Rate (each as defined in the Series 2010-1 Supplement),
“actual ending OC Pct” means 1- ((the Outstanding Principal Note Balance) divided by (the Pool Balance)), in each case determined as of the last day of the immediately preceding Reporting Period,
“actual ending B Pct” means the outstanding principal balance of the Class B Notes divided by the Pool Balance, in each case determined as at the last day of the immediately preceding Reporting Period,
“B Multiplier” means 2.40, and
“B Coupon” means the Class B Interest Rate (as defined in the Series 2010-1 Supplement).
“Moody’s” means Moody’s Investors Services Inc. and its successors.
“Net Book Value” means, at any time in respect of any Securitized Equipment, the Seller’s Book Value thereof as of the close of business on the Cut-Off Date less the total of the following amounts received prior to such time and after the Cut-Off Date:
(i)	all Collections (without regard to Servicer’s Pre-Funded Amount Loans or Servicer Advances) on account of Lease Principal in respect of such Securitized Equipment (or the related Lease) in the form of billings;

(ii)	the Net Proceeds of disposition of such Securitized Equipment and any of the related Lease Rights allocable to Lease Principal;

(iii)	the Net Proceeds of settlement allocable to Lease Principal in accordance with the terms of the related Lease; and

(iv)	any other Collections allocable to Lease Principal in respect of the related Lease;
and when used with respect to any one or more Leases, means the Net Book Value of the related Securitized Equipment.
“Net Defaulted Lease Balance” means, for any Reporting Period, the aggregate Net Book Value of Securitized Leases which became Defaulted Leases in such Reporting Period less any Net Proceeds of Securitized Equipment under Defaulted Leases received during such Reporting Period.
“Net Proceeds” means, in respect of any Leased Equipment, the cash proceeds (other than amounts on account of sales taxes, goods and services taxes, harmonized taxes or other taxes) received by the Seller or the Servicer, including:
(i)	the amount of any security deposit applied by the Seller in partial satisfaction of the purchase price of such Leased Equipment or other obligations of the Obligor under the Securitized Lease, such as excess wear and tear charges or guaranteed residuals, and

(ii)	all monthly rental payments paid by the Obligor during any extension periods under the Securitized Lease, from or in connection with the disposition of such Leased Equipment to the Obligor or otherwise or from insurance proceeds in respect of such Leased Equipment, less all out-of-pocket costs and expenses with respect to the enforcement of rights in respect of such Leased Equipment or otherwise in respect of any such disposition (including the repossession, storage, repair, maintenance, advertisement, remarketing, insuring, protection and/or refurbishing of such Leased Equipment and including such costs and expenses as are reimbursed by the application of any security deposits) or the collection of such insurance proceeds incurred by or on behalf of the Seller or the Servicer (it being agreed by the parties hereto, that the Seller or the Servicer (including for greater certainty, any Replacement Servicer), as applicable, shall be entitled to retain, out of any such cash proceeds, an amount equal to the amount of any such out-of-pocket costs and expenses, in reimbursement thereof), and excluding any amounts required to be paid to the Obligor or any other Person.
“Noteholders” means any holders of Notes.
“Notes” means the Class A-1a Notes, the Class A-1b Notes, the Class A-2a Notes, the Class A-2b Notes and the Class B Notes.
“Obligations” has the meaning set out in Section 8.1.
“Obligor” means any Person (other than an Originator) who is obligated to make payments under a Lease.

“Obligor Option” means, in respect of any Lease, an option of a related Obligor to purchase the Leased Equipment on the terms and conditions described in such Lease.
“OC Amount” means:
(i)	on the Closing Date, an amount equal to 4.75% of the Initial Pool Balance;

(ii)	at any time thereafter up to the Final Collection Date, an amount equal to the greater of the Target OC Amount and the Floor OC Amount; and

(iii)	from and after the Final Collection Date, nil,
where the “Target OC Amount” on any Distribution Date, is 4.75% of the Pool Balance as of the end of the immediately preceding Reporting Period, and the “Floor OC Amount” is equal to 2.40% of the Initial Pool Balance.
“Originator” means PHH VMS, the Seller or any of their respective Affiliates, and their respective successors and assigns.
“Outstanding Note Balance” as at any date, the aggregate principal and accrued interest outstanding on the Notes as at such date as expressed in Canadian Dollars using, in the case of any Notes denominated in U.S. Dollars, the Equivalent Amount thereof.
“Outstanding Principal Note Balance” means, as at any date, an amount equal to the aggregate then outstanding principal balance of the Notes as expressed in Canadian Dollars using, in the case of any Notes denominated in U.S. Dollars, the Equivalent Amount thereof.
“Partners” means the Limited Partner, the Managing GP and FLR GP 2 Inc.
“Permitted Investments” are negotiable instruments or securities represented by instruments in bearer or registered form which evidence:
(i)	obligations issued or fully guaranteed as to both credit and timeliness by the Government of Canada;

(ii)	short-term or long-term unsecured debt obligations of a Province or Territory of Canada, or a bank under the Bank Act, provided that such obligations are rated at least as follows by the Rating Agencies:
(A)	“R-1 (middle)” (short term) or “AA (low)” (long term) by DBRS; and

(B)	“P-1” (short term) or “Aa3” (long term) by Moody’s; or
(iii)	such other obligations which may satisfy the Rating Agency Condition;

provided that (i) Permitted Investments at any time will not extend past the next scheduled Distribution Date; and (ii) investments in the obligations of any one issuer will be limited to a maximum amount of the lower of (A) 20% of the aggregate face amount of all Permitted Investments; and (B) $10,000,000, except that if the aggregate face amount of all Permitted Investments is (x) less than $10,000,000, all Permitted Investments may be in the securities of any one issuer in obligations that are rated “R-1 (high)” (short term) by DBRS and “P-1” by Moody’s; and (y) less than $25,000,000, up to 50% may be in the obligations of any one issuer.
“Permitted Liens” means (i) liens for taxes, assessments or other governmental charges, levies, or imposts on the assets of an Originator or the Trust, as applicable, not at the time delinquent or thereafter payable without penalty or contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP shall have been set aside on the Originator’s or the Trust’s, as applicable, books; (ii) the rights of any Obligor under a Lease; (iii) any mechanics lien or other like Security Interests created by law (in contrast with Security Interests voluntarily granted), arising in connection with maintenance of Leased Equipment, in respect of obligations which are not due or which are being contested in good faith by proper proceedings diligently pursued ; and (iv) any other “Permitted Liens” as defined in the Trust Indenture.
“Person” means an individual, partnership, corporation, trust, joint venture, unincorporated association, proprietorship, board or body established by statute, Governmental Authority or other entity.
“PHH Master Lease Agreement” means a master lease agreement between PHH VMS and an Obligor under the terms of which individual items of Equipment may be leased from time to time on the terms set out in a related Lease.
“Pool Balance” means, at any time, the aggregate Net Book Value at such time of the Securitized Equipment, determined on the basis that the Net Book Value of the related Leased Equipment for a Defaulted Lease shall be deemed to be zero.
“Portfolio of Assets” means, at any time, the Securitized Leases, the Securitized Equipment, the related Lease Rights and the related Collections.
“Portfolio Report” means a report substantially in the form of Schedule D, prepared by the Servicer based on the information resulting from the application of the procedures described in Section 2.5 of the Intercreditor Agreement.
“PPSA” means the Personal Property Security Act (Ontario) and the comparable legislation of any other province or territory of Canada including the Register of Personal and Movable Real Rights in the Province of Quebec.
“Principal Distribution Amount” means, on any Distribution Date, an amount equal to the excess of the Required Amount in respect of the Securitized Leases over the Pool Balance.

“Purchase” means the purchase of Leased Equipment subject to Leases by the Trust pursuant to Article 2.
“Purchased Assets” means, at any time, the Securitized Leases, the related Lease Rights, the related Collections and the assets described in Section 2.1(1)(ii).
“QST” means the Quebec sales tax imposed pursuant to the Act respecting the Québec sales tax.
“Rating Agencies” means DBRS and Moody’s and “Rating Agency” means either one of them.
“Rating Agency Condition” has the meaning set out in the Trust Indenture with respect to the Notes.
“Receivables” means, in respect of any Lease, all rentals and other monies payable with respect to such Lease (not including security deposits (except to the extent included in Net Proceeds), or rentals or other amounts which have been paid to the Seller or any other Originator in respect of any period ending on or before the Cut-Off Date) including all extra charges and fees (including Management Fees) and other monies payable to the Seller under such Lease, charges in respect of loss of or damage to the related Leased Equipment or for excess wear thereon, enforcement charges and other monies payable by the Obligor under such Lease (exclusive of costs, expenses and amounts payable by way of reimbursement or indemnity, and excluding any amounts required to be paid to the Obligor or any other Person other than the Trust) during the period from the Cut-Off Date until the date that all amounts payable under such Lease are paid.
“Records” means all contracts, books, records and other documents and information (including computer programs, tapes, diskettes and data processing software) maintained by or on behalf of the Seller or Servicer, as applicable, evidencing or otherwise relating to any Leases or to the related Leased Equipment, Obligors, Security Interests, Collections or any Accounts.
“Relevant Jurisdiction” means each of Ontario, Alberta, British Columbia, Quebec and Saskatchewan.
“Remaining Lease Term” means, with respect to any Yield Shortfall Lease for any Distribution Date, the remaining number of months over which the capitalized cost of the related Leased Equipment is being depreciated thereunder as of the last day of the immediately preceding Reporting Period.
“Replacement Servicer” means any Person appointed by the Trust to replace the initial or any subsequent Servicer upon the occurrence of a Servicer Default.
“Replacement Servicer Fee” has the meaning ascribed thereto in Section 5.9.

“Reporting Period” means (i) initially, the period from and excluding the Cut-Off Date, to and including the last day of the month in which the Closing Date occurred; and (ii) thereafter each period from and excluding the last day of the immediately preceding Reporting Period to and including the last day in the month next following the month in which the previous Reporting Period ended.
“Required Amount” means, at any time, an amount equal to the sum of the Outstanding Principal Note Balance and the OC Amount.
“Required Cash Spread Amount” means an amount equal to 2.25% of the Initial Pool Balance.
“Required Insurance” means an insurance policy with respect to Leased Equipment (i) that has been issued to the Obligor by an insurance company acceptable to the Servicer, (ii) that provides comprehensive, collision, fire, theft and other physical damage coverage, (iii) that is for an amount not less than the Net Book Value of the applicable Leased Equipment at the relevant time, and (iv) that has the Servicer or the Seller noted as the loss payee or an additional insured thereon; provided that the Servicer or the Seller may permit an Obligor to self-insure for the matters described in (ii) in accordance with the Credit and Collections Policy.
“Required Yield Supplement Amount” means, (a) on the Closing Date, $2,830,793.45; and (b) for any Distribution Date thereafter, the sum, with respect to each Yield Shortfall Lease, of the excess of (i) the Yield Shortfall Lease Break Even Amount with respect to such Yield Shortfall Lease for such Distribution Date over (ii) the product of (A) the Management Fee payable in respect of such Yield Shortfall Lease and (B) the Yield Shortfall Lease Remaining Term with respect to such Yield Shortfall Lease for such Distribution Date.
“Responsible Officer” means, in respect of any Person, the chief financial officer, the treasurer, any assistant treasurer, any vice president or the controller of such Person (or in the case of the Seller, of a general partner of such Person).
“S&P” means Standard & Poor’s Ratings Services and its successors.
“Sale Price” means an amount equal to the Closing Payment.
“Securitization Collateral” has the meaning set out in Section 2.4.
“Securitization Security Interests” has the meaning set out in Section 2.4.
“Securitized Equipment” means at any time, all Leased Equipment which is then leased under the Master Lease.
“Securitized Lease” means initially, a Lease relating to the Securitized Equipment, but at any time excluding any such Lease that has been purchased by the Seller or the initial

Servicer pursuant to this Agreement or in respect of which the Master Lease of the related Leased Equipment has been cancelled.
“Security Interest” means any mortgage, pledge, security interest, hypothec, assignment, deposit arrangement, encumbrance, lien (consensual, statutory or other), charge, security arrangement, or any other right or claim in, of or on any Person’s assets or properties in favour of any other Person of any kind or nature whatsoever.
“Seller’s Book Value” means, in respect of any Leased Equipment, the book value thereof on the Cut-Off Date determined based on the depreciation rate contained in the lease schedule, supplement or new unit notice forming part of such Lease (which depreciation rate was calculated as the rate required to depreciate the capitalized cost of such Leased Equipment (as determined by PHH VMS in accordance with its normal procedures and as set out in the related new unit notice but in any event, not to exceed the total out-of-pocket acquisition cost to PHH VMS of such Leased Equipment) to nil over the term of such Lease).
“Series 2010-1 Supplement” means the Series 2010-1 Supplemental Indenture (made as of January 27, 2010 between the Trust and the Indenture Trustee) to the Trust Indenture.
“Servicer” means, initially, PHH VMS, and upon any replacement of PHH VMS as Servicer, any Replacement Servicer.
“Servicer Advance” has the meaning set out in Section 5.5.
“Servicer Default” means the occurrence of any of the following:
(a)	the Servicer defaults in the payment or deposit of any amount due hereunder or under any other Transaction Document and such default remains unremedied for a period of three Business Days after written notice of such default has been received by the Servicer or the Servicer has knowledge of such default;

(b)	the Servicer defaults in the observance or performance in any material manner of any of its covenants or obligations contained in any of the Transaction Documents other than as referred to in (a) above and, if such default is capable of rectification, such default remains unremedied for a period of 30 days after (i) written notice of such default has been received by the Servicer or (ii) the Servicer has knowledge of such default;

(c)	any representation or warranty made by the Servicer (or any of its officers) in or pursuant to any of the Transaction Documents or any Portfolio Report proves to have been false or incorrect when made (except to any extent which has not had and which would not reasonably be expected to have a Material Adverse Effect) and, if the circumstances giving rise to such false or incorrect representation or warranty are capable of rectification (such that, thereafter, such representation and warranty would prove correct), such representation or warranty remains uncorrected for a period of 30 days after (i) written notice specifying the incorrectness or (ii) the Servicer has knowledge of such false or incorrect representation or warranty;

(d)	while PHH VMS is the Servicer, either Rating Agency rates the long term unsecured debt of the Performance Guarantor at or below CCC (or its equivalent) or the Performance Guarantor no longer has a credit rating for its long term unsecured debt;

(e)	an Insolvency Event in respect of the Servicer or, if the Servicer is PHH VMS, the Performance Guarantor, has occurred; or

(f)	if the Servicer is PHH VMS, the Performance Guarantor defaults in the performance of its obligations hereunder or its obligations under Section 8.1 are no longer in full force and effect.
“Servicer Fee” means the fee payable to PHH VMS as Servicer hereunder, which shall be, for any Reporting Period, an amount equal to 0.225% of the aggregate Pool Balance as of the first day of such Reporting Period, divided by 12.
“Servicer’s Pre-Funded Amount” means, with respect to a Reporting Period, the amount, if any, by which (i) the sum of (a) the total scheduled rent payments payable by Obligors under the Securitized Leases which are not Defaulted Leases with respect to that Reporting Period and (b) the Estimated Residual Collections with respect to that Reporting Period, exceeds (ii) the amount, if any, by which the Servicer’s Pre-Funded Amount remitted for the immediately prior Reporting Period exceeds Collections received with respect to such prior Reporting Period.
“Servicer’s Pre-Funded Amount Loan” has the meaning set out in Section 5.2(5).
“Sub Prime Lease” means a Lease in respect of which the lessee is an individual with a FICO® score below 620.
“Subsidiary” means, when used in respect of any Person, any other Person directly or indirectly controlled by such specified Person, where “control” has the meaning set out in the definition of “Affiliate”.
“Substitute Servicer” has the meaning set out in the Back-Up Servicer Agreement.
“Swap Agreement” means the ISDA master agreement dated as of January 27, 2010 between the Swap Counterparty and the Trust, together with any schedules and confirmations thereto, as amended, supplemented, modified, restated or replaced (whether or not with the same Swap Counterparty) from time to time.

“Swap Counterparty” means Merrill Lynch Capital Services Inc. and its successors and permitted assigns, or, in the event the Trust at any time enters into a replacement Swap Agreement with a different counterparty, means such new counterparty.
“Term” means, in respect of a Lease, the period commencing on the commencement date thereof and ending on the day on which the Obligor is required under the terms of the Lease to return the Leased Equipment if the Obligor does not exercise any Obligor Option thereunder and, for greater certainty, includes any extension made in accordance with the terms of such Lease.
“Three Month Average Charge-Off Ratio” means, with respect to any Distribution Date, the average of the Charge-Off Ratios for such Distribution Date and the two immediately preceding Distribution Dates.
“Three Month Average Delinquency Ratio” means, with respect to any Distribution Date, the average of the Delinquency Ratios for such Distribution Date and the two immediately preceding Distribution Dates.
“Transaction Documents” means this Agreement, and any agreement, document, exhibit, notice or other communication which has at any time been delivered by the Seller to the Trust pursuant hereto, including the Master Lease, the Swap Agreement, and all agreements and documents required thereunder.
“Trust Expenses” means the fees and expenses payable to the following Persons: (i) the Issuer Trustee, (ii) the Indenture Trustee, (iii) auditors of the Trust, and (iv) legal counsel of the Trust, as well as all fees, costs and expenses related to the enforcement of the Trust’s rights under the Transaction Documents.
“Trust Indenture” means the Trust Indenture made as of November 16, 2009, among the Trust and Computershare Trust Company of Canada, a trust company established under the laws of Canada as Indenture Trustee, as in effect on the date hereof, and as amended, supplemented, modified, restated or replaced from time to time with the consent of the parties hereto, including pursuant to the Series 2010-1 Supplement.
“U.S. Dollar Collections Account” means the U.S. Dollar account (or U.S. Dollar sub-account of the account) of the Trust designated in Schedule E as the U.S. Dollar Collections Account for purposes hereof or such other account or accounts with an Eligible Institution which is designated by notice to the Seller from the Trust as the U.S. Dollar Collections Account for purposes hereof.
“U.S. Dollars” or “U.S. $” means the lawful currency of the United States of America.
“Weighted Average Cost of Funds” means, for any Distribution Date, the product of (a) the quotient of the aggregate amount of interest payable on the Notes on such Distribution Date, divided by the Outstanding Principal Note Balance as of the first day of the immediately preceding Interest Period (determined after all payments and applications on such date) and (b) a fraction, the numerator of which is the Weighted Average Day Count and the denominator of which is the number of days in the Interest Period ending on such Distribution Date.
“Weighted Average Day Count” means, for any Distribution Date, a fraction, (a) the numerator of which is the sum of (i) the product of 360 and the Outstanding Principal Note Balance of the Class A-1b Notes on such date, plus (ii) the product of 365 and the sum of the aggregate Outstanding Principal Note Balance of (A) the Class A-2a Notes, (B) the Class A-2b Notes, (C) the Class A-1a Notes and (D) the Class B Notes on such date, and (b) the denominator of which is the aggregate Outstanding Principal Note Balance of all Notes on such date.
“Yield Shortfall” means, with respect to any Yield Shortfall Lease for any Distribution Date, the quotient of (i) the excess of (x) the Minimum Yield Rate with respect to such Yield Shortfall Lease for such Distribution Date over (y) the sum of: (A) if the Annual Percentage Rate for such Lease at such time is then based on a floating rate (whether or not it can be converted to a fixed rate on certain terms as stated in the Lease) the Lowest Case Benchmark plus the applicable Lease Margin as of such Distribution Date, and (B) if the Annual Percentage Rate for such Lease at such time is then based on a fixed rate, the Annual Percentage Rate, in either event, divided by (ii) 12.
“Yield Shortfall Lease” means, as of any Distribution Date, each Securitized Lease in respect of which (i) if the Annual Percentage Rate for such Lease at such time is then based on a floating rate (whether or not it can be converted to a fixed rate on certain terms as stated in the Lease), the sum of (A) the Lowest Case Benchmark, plus (B) the applicable Lease Margin at such time, plus (C) the applicable Management Fee Yield at such time, is less than the Minimum Yield Rate for such Distribution Date; and (ii) if the Annual Percentage Rate for such Lease at such time is then based on a fixed rate, the Annual Percentage Rate plus the applicable Management Fee Yield is less than the Minimum Yield Rate for such Distribution Date.
“Yield Shortfall Lease Average Balance” means, with respect to any Yield Shortfall Lease for any Distribution Date, the excess of (a) the Net Book Value of such Yield Shortfall Lease as of the last day of the immediately preceding Reporting Period over (b) the product of (i) the quotient of (A) the Net Book Value of such Yield Shortfall Lease as of the last day of the immediately preceding Reporting Period divided by (B) the Remaining Lease Term with respect to such Yield Shortfall Lease for such Distribution Date, (ii) the Yield Shortfall Lease Remaining Term with respect to such Yield Shortfall Lease for such Distribution Date minus 1 and (iii) 50%.
“Yield Shortfall Lease Break Even Amount” means, with respect to any Yield Shortfall Lease for any Distribution Date, the product of (a) the Yield Shortfall Lease Remaining Term with respect to such Yield Shortfall Lease for such Distribution Date, (b) the Yield Shortfall with respect to such Yield Shortfall Lease for such Distribution Date and (c) the Yield Shortfall Lease Average Balance with respect to such Yield Shortfall Lease for such Distribution Date.

“Yield Shortfall Lease Remaining Term” means, with respect to any Yield Shortfall Lease for any Distribution Date, the excess (rounded up to the next integer) of (a) the Remaining Lease Term with respect to such Yield Shortfall Lease for such Distribution Date over (b) the quotient of (i) the product of (A) the Management Fee payable in respect of such Yield Shortfall Lease and (B) the Remaining Lease Term with respect to such Yield Shortfall Lease for such Distribution Date divided by (ii) the product of (A) the Net Book Value of such Yield Shortfall Lease as of the last day of the immediately preceding Reporting Period and (B) the Yield Shortfall with respect to such Yield Shortfall Lease for such Distribution Date.
“Yield Supplement Account” means the account in the name of the Trust (or in the name of the Indenture Trustee in trust for the Trust) designated in Schedule E as the Yield Supplement Account for purposes hereof (or such other account or accounts with an Eligible Institution which is designated by notice to the Seller from the Trust as the Yield Supplement Account for purposes hereof), the balance of which shall be held subject to the sole control of the Trust or the Indenture Trustee and applied in accordance with the terms of this Agreement.
“Yield Supplement Draw Amount” means, for any Distribution Date, the aggregate, for each Securitized Lease of:
BLB * the greater of (i) nil; and (ii) [CMYR – (LCB + Lease Margin + (12 * (MF / BLB)))] / 12 (if the Annual Percentage Rate for such Lease at such time is then based on a floating rate (whether or not it can be converted to a fixed rate on certain terms as stated in the Lease)); and
BLB * the greater of (i) nil; and (ii) [CMYR – (APR + (12 * (MF / BLB)))] / 12 (if the Annual Percentage Rate for such Lease at such time is then based on a fixed rate)
where:
“BLB” means the Net Book Value of the relevant Lease as of the first day of the Reporting Period then most recently ended,
“CMYR” means Servicing Fee + Backup Servicing Fee + A2 Coupon * (1 - actual beginning OC Pct - actual beginning B Pct) + B Coupon * actual beginning B Pct
“LCB” means the Lowest Case Benchmark,
“Lease Margin” means the Lease Margin for such Lease as of such Distribution Date,
“MF” means the Management Fee for such Lease,
“APR” means the Annual Percentage Rate for such Lease,

“Servicing Fee” means, on any date, the Servicer Fee on such date, or if a Replacement Servicer has then been appointed, the Replacement Servicer Fee,
“Back-Up Servicing Fee” means, on any date prior to the appointment of a Replacement Servicer, the Back-Up Servicer Fee, and after the appointment of a Replacement Servicer, means nil,
“A2 Coupon” means the weighted average of the Class A-2a Interest Rate and the Class A-2b Interest Rate (each as defined in the Series 2010-1 Supplement),
“actual beginning OC Pct” means 1- ((the Outstanding Principal Note Balance) divided by (the Pool Balance)), in each case determined as of the first day of the immediately preceding Reporting Period,
“actual beginning B Pct” means the outstanding principal balance of the Class B Notes divided by the Pool Balance, in each case determined as at the first day of the immediately preceding Reporting Period, and
“B Coupon” means the Class B Interest Rate (as defined in the Series 2010-1 Supplement).
Section 1.2       References to Statutes.
          Unless otherwise specified herein, all references herein to any statute or any provision thereof shall mean such statute or provision as the same may be amended, re enacted or replaced from time to time.
Section 1.3       Extended Meanings.
          Words importing the singular number only will include the plural and vice versa and words importing any gender will include all genders. Unless the context requires otherwise, a reference in this Agreement to any agreement, instrument or declaration means such agreement, instrument or declaration as the same may be amended, supplemented, modified, restated or replaced from time to time. Any reference herein to “include”, “includes” or “including” means “include without limitation”, “includes without limitation” or “including without limitation”, as applicable. References to a Person are also to its permitted successors and assigns.
Section 1.4       Sections and Headings.
          The table of contents does not form part of this Agreement. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this agreement and not to any particular Article, Section or other portion of this agreement and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

Section 1.5       Accounting Principles.
          Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement, such determination or calculation will, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with GAAP applied on a consistent basis. Wherever in this Agreement reference is made to “GAAP”, such reference will be deemed to be to generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or, where so elected by the relevant Person, as approved by the Financial Accounting Standards Board, or in either event any successor institute, until such time as the reporting entity in question is required to or chooses to adopt International Financial Reporting Standards, in which case such reference will be deemed to be to the International Financial Reporting Standards as published by the International Accounting Standards Board, or any successor accounting standards board, in each case, applicable as at the date on which such calculation is made or required to be made in accordance with GAAP. To the extent that the definitions of accounting terms in this Agreement or in any certificate or other documents are inconsistent with the meaning of such terms under GAAP, the definitions in this Agreement or in any such certificate or other document shall prevail.
Section 1.6       References to Acts of the Trust or the Issuer Trustee.
          For greater certainty, where any reference is made in this Agreement to an act to be performed by, an appointment to be made by, an obligation or liability of, an asset or right of, a discharge or release to be provided by, a suit or proceeding to be taken by or against, or a covenant, representation or warranty (other than relating to the constitution or existence of the Trust) by or with respect to either: (i) the Trust; or (ii) the Issuer Trustee, such reference will be construed and applied for all purposes as if it referred to an act to be performed by, an appointment to be made by, an obligation or liability of, an asset or right of, a discharge or release to be provided by, a suit or proceeding to be taken by or against, or a covenant, representation or warranty (other than relating to the constitution or existence of the Trust) by or with respect to, the Issuer Trustee as trustee of the Trust or any agent appointed by it to act on its behalf.
Section 1.7       Proper Law of Agreement.
          This Agreement will be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.
Section 1.8       Invalidity of Provisions.
          Save and except for any provision or covenant contained herein which is fundamental to the subject matter of this Agreement (including those that relate to the payment of moneys), the invalidity or unenforceability of any provision or covenant hereof or herein contained will not affect the validity or enforceability of any other provision or covenant hereof or herein contained and any such invalid or unenforceable provision or covenant will be deemed to be severable.

Section 1.9       Currency.
          Unless otherwise provided, all amounts herein are stated in Canadian Dollars.
Section 1.10      Computation of Time Periods.
          Unless otherwise provided herein or in any Transaction Documents, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.
Section 1.11      Entire Agreement.
          This Agreement, together with the Transaction Documents, contains the entire agreement between the parties relative to the subject matter hereof and supersedes all prior and contemporaneous agreements, term sheets, commitments, understandings, negotiations, and discussions, whether oral or written. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or in the Transaction Documents.
Section 1.12      Summary of the Transactions.
          The transactions described in this Agreement and the Transaction Documents involve firstly, the purchase by the Trust and the sale by the Seller of Leased Equipment subject to Leases for an amount equal to the Closing Payment and subject to the terms and conditions set forth in Article 2; secondly, the execution and delivery of the Master Lease applicable to such Leased Equipment; thirdly, the purchase by the Seller and the sale by the Trust of such Leased Equipment (but not the related Lease Rights) for a purchase price equal to the Sale Price and subject to the concurrent lease by the Trust from the Seller of such Leased Equipment pursuant to the terms of the Master Lease, the continuity of the Trust’s interest in the Leased Equipment being maintained by virtue of the Master Lease; and fourthly, the prepayment by the Trust of a portion of the rentals arising under the Master Lease in an amount equal to the Master Lease Prepayment Amount, with the balance of the rentals arising under the Master Lease to be paid on the terms and conditions set forth in Article 6.
ARTICLE 2
PURCHASE OF LEASED EQUIPMENT
Section 2.1       Purchase.
(1)	On the Closing Date, and subject to the terms and conditions hereof (including compliance by the Seller with the conditions precedent set out in Sections 3.1 and 3.2 and compliance by the Trust with the conditions precedent set out in Section 3.3), the Seller shall sell to the Trust, and the Trust shall purchase from the Seller, (i) all of the Seller’s beneficial right, title and interest in and to the Leased Equipment listed in Schedule E hereto subject to Leases, including the related Lease Rights, and (ii) without limitation, all of the Seller’s rights under the LP Transfer Agreements (including the powers of attorney contained therein) but only to the extent relating to the Purchased Assets described in clause (i), for a total price equal to the Closing Payment.

(2)	Immediately upon the completion of the Purchase, the Seller and the Trust shall execute and deliver the Master Lease and the Seller shall pay to the Trust the Sale Price. Upon such payment, all of the Trust’s beneficial right, title and interest in and to the Securitized Equipment, but not any right, title or interest in or to the related Lease Rights or the assets described in Section 2.1(1)(ii), shall be sold, transferred, conveyed and assigned to the Seller effective as at the Closing Date, the continuity of the Trust’s interest in such Securitized Equipment being maintained by virtue of the Master Lease, and the Trust shall convey the Securitized Equipment, but not any right, title or interest in or to the related Lease Rights or the assets described in Section 2.1(1)(ii), to the Seller by delivering to the Seller a bill of sale substantially in the form of Schedule F-2.
Section 2.2       Payments.
          The Closing Payment and Sale Price will, as the Seller and the Trust mutually agree, be paid on the Closing Date in cash or by demand, non-interest bearing promissory notes. The Master Lease Prepayment Amount in respect of the Purchase will, as the Seller and the Trust mutually agree, be paid on the Closing Date in cash or in immediately available funds by cheque, bank draft or wire transfer. Any GST and or QST applicable to the Master Lease Prepayment Amount will be paid by the Trust by way of amounts loaned to it from the Seller, acknowledgement of which shall be substantially in the form of Schedule I.
Section 2.3       Adjustment to Portfolio.
          If, at any time after the Closing Date, the Trust and the Seller determine that, on the Cut-Off Date, the outstanding Net Book Value of the Securitized Equipment was, other than as a result of one or more Securitized Leases not constituting an Eligible Lease, inaccurately reflected in the Closing Payment, Sale Price or Master Lease Prepayment Amount, the Seller or the Trust, as applicable, shall pay the appropriate amount to the other on the next following Distribution Date, as an adjustment to the Closing Payment (and the Sale Price and Master Lease Prepayment Amount, if applicable). In the case of payment by the Seller, such payment shall be made, together with interest at an annual rate equal to the Applicable Rate calculated from the Cut-Off Date to such Distribution Date, by deposit to the Collections Account, and any such amount owing by the Trust shall be paid in accordance with Section 6.1 and only to the extent of amounts available to be paid to the Seller under Section 6.1(3)(h). Upon payment of such amount, any incorrectness in any representation or warranty of the Seller or the Servicer contained in the Transaction Documents in respect of which such payment has been made, and the occurrence of an Event of Termination or Servicer Default as a result thereof shall be deemed to have been rectified and waived.
Section 2.4       Grant of Security.
(1)	As general and continuing collateral security for the due payment and performance of all present and future indebtedness, liabilities and obligations of every kind which the Seller has from time to time incurred or may be under to the Trust under this Agreement, including any liability for damages arising from or relating to the breach, disclaimer, resiliation or repudiation of this Agreement or the Master Lease by the Seller, the Seller hereby grants to the Trust a security interest (and, with respect to corporeal movable property situated in the Province of Quebec and forming part of the Securitization Collateral (as defined below), grants a movable hypothec to the extent of the sum of $600,000,000 with interest thereon from the date hereof at the rate of 25% per annum) (collectively, the “Securitization Security Interests”) in all of its right, title and interest in, to and under all Securitized Equipment and all proceeds thereof (collectively, the “Securitization Collateral”).

(2)	The Seller confirms that value has been given. The Seller and the Trust agree that the Securitization Security Interests will attach immediately to any Securitization Collateral in which the Seller has any interest on the date of this Agreement and, in respect of any after-acquired Securitization Collateral, forthwith at the time that the Seller acquires an interest in such after-acquired Securitization Collateral, and that there is no agreement to postpone attachment.

(3)	Notwithstanding the grant of security in this Section 2.4, the Servicer will have the right to collect any claim forming part of the Securitization Collateral in accordance with and subject to the terms and conditions of this Agreement.
Section 2.5       Intercreditor Agreement.
          Each of the parties hereto acknowledges and agrees that this Agreement constitutes a Financing Transaction for purposes of the Intercreditor Agreement.
ARTICLE 3
CONDITIONS PRECEDENT
Section 3.1       Conditions Precedent to Trust’s Delivery of Agreement.
          Prior to the delivery of this Agreement by the Trust, the Seller shall deliver to the Trust, unless waived by it, the following documents, in form and substance satisfactory to the Trust:
(a)	a certificate of an officer of each of (i) the Seller (or of a general partner of the Seller), (ii) each partner of the Seller, (iii)the Servicer and (iv) the Performance Guarantor, in each case attaching copies of its articles and by-laws (or limited partnership agreement, as applicable), an appropriate resolution of its directors or partners and the names and true signatures of the officers authorized to sign this Agreement and the other documents and certificates contemplated hereby on its behalf, on which certificate the Trust shall be entitled to conclusively rely until such time as the Trust receives from the Seller, such partners, the Servicer, or the Performance Guarantor, as the case may be, a replacement certificate meeting the requirements of this Section 3.1(a);

(b)	a certificate of compliance issued under the Canada Business Corporations Act in respect of the Servicer, a certificate of status under the Manitoba Partnerships Act in respect of the Seller and a certificate of good standing issued by the State of Maryland in respect of the Performance Guarantor;

(c)	executed copies of this Agreement, the Swap Agreement, the Back-Up Servicer Agreement, the Intercreditor Agreement and the LP Transfer Agreements; and

(d)	such other approvals, opinions or documents as the Trust may reasonably request.
Section 3.2       Trust’s Conditions Precedent to the Purchase.
          The Trust’s obligation to make the Purchase of Purchased Assets and Securitized Equipment will be conditional upon the following:
(a)	no Event of Termination shall have occurred and be continuing;

(b)	all conditions precedent set out in the Trust Indenture to the issuance of the Notes shall have been satisfied;

(c)	the Class A-1a Notes and the Class A-1b Notes will have each been rated R-1 (high) by DBRS, and P-1 by Moody’s, the Class A-2a Notes and the Class A-2b Notes will have each been rated AAA by DBRS, and Aaa by Moody’s, and the Class B Notes will have been rated A by DBRS, and A2 by Moody’s;

(d)	the Seller having delivered the following:
(i)	the Agreed Upon Procedures Report in respect of the Securitized Leases addressed to, among others, the initial Noteholders and DBRS and dated within five business days of the Closing Date;

(ii)	a certificate of the Seller, the Servicer and the Performance Guarantor to the effect that, as of the Closing Date and after giving effect to the Purchase on the Closing Date (x) the representations and warranties of the Seller, the Servicer and the Performance Guarantor set out in Article 4 are true and correct; and (y) no event has occurred and is continuing, or would result from the Purchase, which constitutes an Event of Termination or would constitute an Event of Termination but for the requirement that notice be given or time elapse or both;

(iii)	an executed copy of the Master Lease in respect of the Purchase;

(iv)	a bill of sale substantially in the form of Schedule F-1;

(v)	a bill of sale substantially in the form of Schedule F-2;

(vi)	purchase exemption certificates relating to the exigibility of provincial sales tax with respect to each applicable provincial jurisdiction in which any of the Securitized Equipment is located;

(vii)	favourable legal opinions of (i) Blake, Cassels & Graydon LLP, counsel for the Seller and the Servicer, (ii) in-house counsel for the Performance Guarantor, and (iii) as to certain matters of Manitoba law, Aikins, MacAulay & Thorvaldson LLP, in each case in form and substance satisfactory to the Trust;

(viii)	an executed copy of the appropriate confirmation under the Swap Agreement;

(ix)	evidence of compliance with or exemption from the Bulk Sales Act (Ontario), except sections 3 and 7 thereof;

(x)	reports showing the results of searches conducted against the Seller, the Servicer and the Limited Partner under applicable personal property security registers in each Relevant Jurisdiction, together with executed copies of all discharges or releases of prior Security Interests relating to Purchased Assets and Securitized Equipment that are then to be sold hereunder; provided that PHH VMS may establish that any particular registration does not affect any such Purchased Assets or Securitized Equipment, by delivering a letter or acknowledgment signed by the applicable secured party or, as to the matters addressed in the officer’s certificate attached at Schedule H hereto, by delivery of an officer’s certificate in such form signed by a Responsible Officer attesting thereto; and

(xi)	copies of verification statements or other filings filed in each Relevant Jurisdiction (other than Quebec, in respect of which such filings shall be made promptly (and in any event, within 5 Business Days) following the Closing Date) sufficient to perfect or render opposable the interests of the Trust in the related Lease Rights;
(e)	the Seller having made the loan to the Trust for the payment of any GST and or QST applicable to the Master Lease Prepayment Amount, as contemplated by Section 2.2; and

(f)	such other approvals, opinions and documents as the Trust may reasonably request.
Section 3.3       Seller’s Condition Precedent to the Purchase.
          Prior to the Purchase, (i) the Seller shall have received from the Trust, unless waived by it, purchase exemption certificates relating to the exigibility of provincial sales tax with respect to each applicable provincial jurisdiction in which any of the Securitized Equipment is located, and (ii) the Trust shall have entered into the Intercreditor Agreement.
ARTICLE 4
GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 4.1       Representations and Warranties of the Seller and Servicer.
(1)	Seller Representations. The Seller represents and warrants to the Trust, and acknowledges that the Trust has in reliance thereon entered into this Agreement and will complete the Purchase hereunder, that, as at the Closing Date:
(a)	the Seller is a limited partnership validly formed and subsisting under the laws of Manitoba, in each case with full power and authority to enter into and perform its obligations under this Agreement and all Transaction Documents delivered by it hereunder and to do all acts and things as are required or contemplated hereunder and is duly qualified to carry on business in each jurisdiction in which the failure to do so could reasonably be expected to have a Material Adverse Effect;

(b)	each of the Partners is a subsisting corporation under the laws of Manitoba, with, (i) in the case of the Managing GP, full power and authority to, as general partner of the Seller, enter into and perform its obligations under this Agreement and all Transaction Documents delivered by it hereunder; and (ii) in the case of the Limited Partner, full power and authority to enter into and perform its obligations under the LP Transfer Agreements;

(c)	each of this Agreement and the Master Lease has been duly executed and delivered by (or on behalf of) it and constitutes a legally binding obligation of the Seller enforceable against it in accordance with its terms, and each of the LP Transfer Agreements has been duly executed and delivered by the Limited Partner and constitutes a legally binding obligation of the Limited Partner enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally and equitable principles of general application (regardless of whether enforcement is sought in a proceeding at law or in equity);

(d)	the Seller will be registered for GST purposes under Part IX of the Excise Tax Act (Canada) and for QST purposes under the Act respecting the Quebec sales tax;

(e)	each of the Securitized Leases is an Eligible Lease and, as of the Cut-Off Date, the information in respect thereof set out in Schedule E is in all material respects true and correct;

(f)	the Securitized Leases (other than those whose Obligors are located in the Province of Quebec) have been randomly selected from the Eligible Leases available to be selected as Securitized Leases (or constitute all Eligible Leases available to be selected as Securitized Leases), provided that, in connection with the selection of Securitized Leases originated before April 1, 2009, such Securitized Leases were selected from the available Eligible Leases in reverse order of their month of origination (or constitute all such Eligible Leases available to be selected as Securitized Leases);

(g)	the Seller or the Managing General Partner have taken all action necessary to authorize the execution, delivery and performance of all Transaction Documents to which the Seller is a party and the Limited Partner has taken all action necessary to authorize the execution, delivery and performance of the LP Transfer Agreements;

(h)	the execution, delivery, compliance with and performance by the Seller of the terms and conditions of the Transaction Documents to which it is a party, and the execution, delivery, compliance with and performance by the Limited Partner of the terms and conditions of the LP Transfer Agreements, will not, in either case:
(i)	result in a violation of any Applicable Laws (including any privacy laws) in any material respect;

(ii)	result in a breach of, conflict with or constitute a default under any loan agreement, indenture, trust deed or any other agreement or instrument to which the Seller or the Limited Partner is a party or by which it is bound (including the LP Partnership Agreement) which would reasonably be expected to have a Material Adverse Effect;

(iii)	require any authorization, order, approval or consent of, or any notice to or filing with, any Governmental Authority having jurisdiction except such as has already been given, filed or obtained, as the case may be; or

(iv)	result in or require the creation of any Security Interest, other than in favour of the Trust;
(i)	the documents and instruments delivered on the Closing Date will be effective to validly convey to the Trust a valid and perfected ownership interest in the Lease Rights related to the Securitized Leases, free and clear of any Security Interests arising through the Seller;

(j)	the Securitized Equipment (or, in the case of Securitized Equipment that was sold during the period from the Cut-Off Date to the Closing Date after the return thereof by the lessee under the related PHH Master Lease, the Lease Rights in connection therewith) was validly transferred to the Seller by the Limited Partner, and was transferred by PHH VMS to the Limited Partner, in each case, free and clear of any Security Interest;

(k)	the location of the chief executive office and chief place of business of the Seller and of the Limited Partner is Ontario;

(l)	all information provided by the Servicer (on behalf of the Seller) to the Trust or its advisors or to the Rating Agencies (or known to the Servicer in the case of any document not furnished by or on behalf of the Servicer) in connection with the transactions contemplated by the Transaction Documents, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information, in light of the circumstances under which it was provided, not misleading;

(m)	all filings, recordings, notifications, registrations or other actions under all Applicable Law have been made or taken (subject to certain formalities under the Civil Code (Quebec)), and all approvals obtained, in each Relevant Jurisdiction to give legal effect to the transactions contemplated by the Transaction Documents and the LP Transfer Agreements (except where the failure to have done so would not have a Material Adverse Effect) and to validate, preserve, perfect and protect the ownership interest of the Trust in the Lease Rights relating to the Securitized Leases and the Securitization Security Interests;

(n)	there are no proceedings or investigations pending or, to the knowledge of the Seller, threatened against the Seller at law or in equity or before any arbitrator or before any Governmental Authority (i) asserting the invalidity of any Transaction Document; (ii) seeking to prevent consummation of any of the transactions contemplated in the Transaction Documents; (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect; or (iv) seeking to affect adversely, challenge or dispute filing positions taken by the Seller with respect to the income or capital tax attributes of the transactions contemplated by the Transaction Documents or the Securitized Leases under any federal or provincial tax legislation;

(o)	the Seller is a Canadian partnership within the meaning of the Income Tax Act (Canada);

(p)	no Person has any written or oral agreement or option or any right or privilege capable of becoming an option or agreement for the purchase or acquisition from the Seller of any of the Securitized Leases or related Leased Equipment, other than (i) the Trust, (ii) the Obligors pursuant to their Obligor Options, or (iii) any Person to whom PHH VMS has agreed to sell Securitized Equipment that was returned by the lessee on or after the Cut-Off Date and prior to the Closing Date (as a result of the return of such equipment to PHH VMS or the Servicer pursuant to the terms of the related Lease); and

(q)	none of the Securitized Leases is a Sub Prime Lease.

(2)	Servicer Representations. The Servicer represents and warrants to the Trust, and acknowledges that the Trust has in reliance thereon entered into this Agreement and will complete the Purchase hereunder, that, as at the Closing Date:
(a)	the Servicer is a subsisting corporation under the laws of Canada, with full corporate power and authority to enter into and perform its obligations under this Agreement and all Transaction Documents delivered by it hereunder and the LP Transfer Agreements to which it is a party and to do all acts and things as are required or contemplated hereunder and is duly qualified to carry on business in each jurisdiction in which the failure to do so would have a Material Adverse Effect;

(b)	the Servicer has taken all corporate action necessary to authorize the execution, delivery and performance of all Transaction Documents and the LP Transfer Agreements to which the Servicer is a party;

(c)	each of this Agreement and the LP Transfer Agreements to which the Servicer is a party has been duly executed and delivered by it and constitutes a legally binding obligation of the Servicer enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally and equitable principles of general application (regardless of whether enforcement is sought in a proceeding at law or in equity);

(d)	its consolidated balance sheet as at the date of its most recently completed fiscal year and the related statements of income and retained earnings for such fiscal year, certified by its auditors, copies of which have been furnished to the Trust, fairly present its consolidated financial condition as at such date and the consolidated results of its operations for the period ended on such date, all in accordance with GAAP; and since such date, there has been no change in any such condition or operations which would have a Material Adverse Effect;

(e)	all information provided by the Servicer to the Trust or its advisors or to the Rating Agencies (or known to the Servicer in the case of any document not furnished by or on behalf of the Servicer) in connection with the transactions contemplated by the Transaction Documents, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information, in light of the circumstances under which it was provided, not misleading;

(f)	all information provided in each Portfolio Report is or will be accurate in all material respects on the date such Portfolio Report is delivered;

(g)	the records and materials containing particulars of the Obligors, the Securitized Leases and the Leased Equipment made available to the Trust from time to time, when taken as a whole, will be true and correct in all material respects;

(h)	the computer records of the Servicer which contain particulars of the Securitized Leases and the Leased Equipment will contain notations, marks or other designations sufficient to identify that the Lease Rights have been assigned to the Trust and that the Leased Equipment has been sold to the Seller;

(i)	the location where the books, records, documents and originals of Securitized Leases are being maintained is in the custody of the Servicer at its address shown herein;

(j)	there are no proceedings or investigations pending or, to the knowledge of the Servicer, threatened against the Servicer at law or in equity or before any arbitrator or before any Governmental Authority (i) asserting the invalidity of any Transaction Document; (ii) seeking to prevent consummation of any of the transactions contemplated in the Transaction Documents; (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect; or (iv) seeking to affect adversely or challenge or dispute filing positions taken by the Servicer with respect to the income or capital tax attributes of the transactions contemplated by the Transaction Documents or the Securitized Leases under any federal or provincial tax legislation;

(k)	the Servicer is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

(l)	the Servicer is registered to collect provincial sales tax and harmonized sales tax in all applicable provinces of Canada;

(m)	the Servicer’s GST registration number under Part IX of the Excise Tax Act (Canada) is 104164223 RT0001;

(n)	the execution, delivery, compliance with and performance by the Servicer of the terms and conditions of the Transaction Documents and the LP Transfer Agreements to which it is a party, will not:
(i)	result in a violation of any Applicable Laws (including any privacy laws) in any material respect;

(ii)	result in a breach of, conflict with or constitute a default under any loan agreement, indenture, trust deed or any other agreement or instrument to which the Servicer is a party or by which it is bound which would reasonably be expected to have a Material Adverse Effect;

(iii)	require any authorization, order, approval or consent of, or any notice to or filing with, any Governmental Authority having jurisdiction except such as has already been given, filed or obtained, as the case may be; or

(iv)	result in or require the creation of any Security Interest, other than in favour of the Trust; and
(o)	the Servicer’s QST registration number under the Act respecting the Quebec sales tax is 1001439118 TQ0001.
(3)	Survival. The representations and warranties set forth in Sections 4.1(1) and 4.1(2) will survive the Closing Date and remain in full force and effect for the benefit of the Trust.
Section 4.2       Ineligible Leases.
(1)	If, at any time after the Closing Date, the Seller or the Servicer determines that any Securitized Lease was not an Eligible Lease as at the Cut-off Date, or for any reason it is determined that the Trust did not acquire ownership of the related Lease Rights free and clear of any Security Interest arising through or under the Seller or the Servicer (in each case, an “Ineligible Securitized Lease”), the Seller or the Servicer, as applicable, will notify the Trust and the Financial Services Agent promptly in writing. On the Distribution Date next succeeding the Reporting Period in which such determination is made, the Seller will deposit to the Collections Account an amount equal to (i) the Net Book Value of the Ineligible Securitized Lease, plus (ii) all accrued and unpaid interest then owing under such Lease, whereupon (and in consideration thereof) the Trust will be deemed to have sold, without the necessity of any further instrument or formality, the rights of the Trust under the Master Lease in respect of the related Leased Equipment, together with the related Lease Rights to the Seller free and clear of all Security Interests arising through the Trust but otherwise on an “as is, where is” basis without recourse to, or representation or warranty of, the Trust. The amounts required to be deposited in the Collections Account pursuant to Section 4.2(1) constitute a refund of the Master Lease Prepayment Amount in respect of the related Leased Equipment.
(2)	Upon such payment, any incorrectness of any representation and warranty of the Seller or the Servicer contained in the Transaction Documents by virtue of such Ineligible Securitized Lease shall be deemed to have been rectified.
Section 4.3       General Covenants of the Seller.
          The Seller covenants with the Trust:
(a)	to preserve and maintain its existence, rights, franchises and privileges and qualify and remain qualified to carry on business in each jurisdiction, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)	to provide the Trust with at least 10 Business Days prior notice of any change to its name or the location of its chief executive office;

(c)	to comply in all respects with all Applicable Laws (including privacy laws) relating to the Seller, the Securitized Leases and the Securitized Equipment, except where the failure to do so would not have a Material Adverse Effect;

(d)	to not sell, assign (by operation of law or otherwise) or dispose of any part of the Securitized Leases or Securitized Equipment or create or suffer to exist any Security Interest upon or with respect to any of the Securitized Leases or Securitized Equipment except for Permitted Liens;

(e)	to permit the Trust, the Indenture Trustee or a Replacement Servicer, from time to time during normal business hours and on two Business Days prior written notice, to inspect, audit, check and make abstracts from the Seller’s books, accounts, records or other papers pertaining to the Securitized Leases or Securitized Equipment;

(f)	to make notations in its books, records, documents and instruments relating to the Securitized Leases or Securitized Equipment to evidence the interest of the Trust therein;

(g)	to, from time to time at its expense, promptly execute and deliver all instruments and documents and make or cause to be made all filings, recordings, registrations and take all other actions in each Relevant Jurisdiction necessary to validate, preserve, perfect or protect the ownership interest of the Trust in the Securitized Leases and Lease Rights and the Securitization Security Interests; provided that neither the Seller nor the Servicer shall be required, whether under this paragraph (g) or otherwise, to amend any registrations or make new registrations against any Obligors to reflect any of the transactions contemplated herein or in the LP Transfer Agreements, unless such amendments or new registrations are required under Applicable Law in order to ensure the continued perfection of the Trust’s interest in the Securitized Leases and Lease Rights and the Securitization Security Interests;

(h)	to maintain the Trust as a loss payee, as its interest may appear, or an additional named insured under all policies of insurance, if any, carried by the Seller (or by the Servicer on behalf of the Seller) in respect of third party liability claims applicable to or relating to the Leased Equipment;

(i)	to furnish to the Trust and the Indenture Trustee:
(i)	its unaudited financial statements within 120 days of each fiscal year end and its unaudited quarterly financial statements within 60 days of each fiscal quarter end;

(ii)	as soon as possible and in any event within two Business Days after the Seller becomes aware of the occurrence of an Event of Termination or an event which, with notice or lapse of time or both would constitute an

Event of Termination, a statement of an appropriate officer of the Seller setting forth the relevant details and any action which it has taken or is proposing to take in respect thereof; and

(iii)	as soon as possible and in any event within 10 Business days after the Seller becomes aware of a transfer of the direct ownership of a Partner or an Insolvency Event occurring with respect to a Partner;
(j)	to promptly notify the Trust and the Rating Agencies of any amendment, limitation or restriction of any license issued to the Seller by a regulatory authority relating to the carrying on by the Seller of its business if such amendment, limitation or restriction would have a Material Adverse Effect;

(k)	to ensure that the rate quoted to an Obligor upon receipt of the exercise of its right to fix the rate underlying any Securitized Lease shall be the rate provided for under the related Lease or PHH Master Lease Agreement;

(l)	subject to compliance with GAAP, to record the sale of the Purchased Assets to the Trust as a sale for financial accounting and other reporting purposes or, if GAAP does not permit such presentation, to disclose in its audited financial statements that the Purchased Assets have been sold to the Trust, in form and substance acceptable to the Trust;

(m)	to not enter into any Financing Transaction without satisfying the Rating Agency Condition in respect of the Notes; and

(n)	to timely and fully perform and comply with all material terms, covenants and other provisions of the Securitized Leases required to be performed by and observed by the Seller thereunder.
Section 4.4       General Covenants of the Performance Guarantor.
          The Performance Guarantor covenants with the Trust:
(a)	except as permitted pursuant to Section 9.3, to (i) preserve and maintain its corporate existence (except in the case of a merger or consolidation if the surviving entity assumes all of the Performance Guarantor’s obligations hereunder), rights, franchises and privileges and to qualify and remain qualified to carry on business in each jurisdiction in which the failure to do so would have a Material Adverse Effect; provided, however, nothing in this clause shall prohibit or limit in any respect transactions in the ordinary course of business of the Performance Guarantor or any of its Subsidiaries;

(b)	to comply with all Applicable Laws (including privacy laws) relating to the Performance Guarantor, except where the failure to do so would not have a Material Adverse Effect; and

(c)	to furnish to the Trust:
(i)	to the extent not publicly available, promptly after the sending or filing thereof, copies of all financial statements which the Performance Guarantor files with any securities commission or similar regulatory body;

(ii)	as soon as possible and in any event within ten Business Days after the Performance Guarantor becomes aware of the occurrence of an Event of Termination or an event which, with notice or lapse of time or both would constitute an Event of Termination, a statement of an appropriate officer of the Performance Guarantor setting forth the relevant details and any action which it has taken or is proposing to take in respect thereof; and

(iii)	promptly, from time to time, furnish to the Trust such documents, records, information or reports in respect of the Portfolio of Assets as may be in existence in written form, or, if available in databases maintained by the Performance Guarantor, as may be produced with existing software, as the Trust may from time to time reasonably request.
Section 4.5       Representations and Warranties of the Trust.
(1)	The Trust represents and warrants to the Seller, the Servicer and the Performance Guarantor that, as at the Closing Date:
(a)	the Trust has been duly established as a trust pursuant to the laws of the Province of Ontario;

(b)	the Trust has all necessary power to enter into and perform its obligations under this Agreement and the Transaction Documents delivered by or on behalf of it hereunder;

(c)	the execution, delivery and performance by it or by the Financial Services Agent on its behalf, as applicable, of this Agreement and the Transaction Documents delivered by or on behalf of it hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Trust;

(d)	the Trust is not a non-resident of Canada within the meaning of the Income Tax Act;

(e)	each of this Agreement, the Master Lease, the Back-Up Servicer Agreement and the Swap Agreement has been duly executed and delivered by it or by the Financial Services Agent on its behalf, as applicable, and constitutes a legally binding obligation of the Trust enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally and to equitable principles of general application (regardless of whether enforcement is sought in a proceeding at law or in equity); and

(f)	the execution and delivery by it or by the Financial Services Agent on its behalf, as applicable, of this Agreement or any of the Transaction Documents delivered by or on behalf of it hereunder and compliance with their respective terms and conditions will not (i) result in a violation of its declaration of trust or any applicable law, rule, regulation, order, judgment, injunction, award or decree; (ii) result in a breach of, or constitute a default under, any loan agreement, indenture, trust deed or any other agreement or instrument to which the Trust is a party or by which it is bound; or (iii) require any approval or consent of, or any notice to or filing with, any Governmental Authority having jurisdiction except such as has already been given, filed or obtained, as the case may be.
(2)	The representations and warranties set forth in Section 4.5(1) will survive the Closing Date and remain in full force and effect for the benefit of the Seller and the Performance Guarantor.
ARTICLE 5
SERVICING OF PORTFOLIO
Section 5.1       Appointment of Servicer.
          The Trust and the Seller each hereby appoint the Servicer to be its agent for the purposes of servicing the Securitized Leases and the rest of the Portfolio of Assets as set out in this Article 5. The Servicer may subcontract with any other Person for the performance of any of its duties hereunder, provided that such delegation will apply to all like Leases owned or serviced by the Servicer (except in connection with the enforcement of any particular Securitized Lease). If the Servicer delegates any of its duties under the Transaction Documents, the Servicer will remain liable to the Trust for the performance of all duties and obligations so delegated and the acts and omissions of any such delegatee (in its capacity as such) insofar as they affect the Trust.
Section 5.2       Servicing of Portfolio.
(1)	During the term of this Agreement, the initial Servicer will (so long as it is Servicer) service the Portfolio of Assets in accordance with the Credit and Collection Policy and subject to and in accordance with the provisions of this Article 5, and, without limiting the generality of the foregoing, will:
(a)	perform its duties with reasonable care and diligence, using that degree of skill and attention that the Servicer exercises in managing, servicing, administering, collecting on and performing similar functions relating to comparable Leases that it services for itself and others;

(b)	administer the Securitized Leases on behalf of the Trust in accordance with the Credit and Collection Policy;

(c)	in accordance with the Credit and Collection Policy, take or cause to be taken all such reasonable actions as may be necessary or desirable from time to time to collect all amounts payable under the Securitized Leases in accordance with the terms thereof;

(d)	deposit all Collections in respect of the Securitized Leases and Securitized Equipment to the Collections Account as required by the balance of this Section 5.2, regardless of any defence, set-off right, deduction or counterclaim;

(e)	remarket repossessed and returned Securitized Equipment in accordance with the Credit and Collection Policy or in such other manner as it determines, in its sole discretion acting reasonably, will maximize the Net Proceeds from such Leased Equipment, and care for all Securitized Equipment in its possession in the same manner as a prudent lessor thereof having a view to maximizing the proceeds of disposition thereof would care for similar equipment owned by it;

(f)	at least two Business Days prior to each Distribution Date, deliver or cause to be delivered to the Trust and to the Rating Agencies a Portfolio Report relating to the Securitized Leases and Securitized Equipment and the relevant Reporting Period, such report to be current as of the close of business on the last day of such Reporting Period, and on or before such Distribution Date cause a copy of that Portfolio Report (redacted as appropriate for confidential information) to be posted on SEDAR or on such other website as the Servicer may notify to the Trust and the Rating Agencies which is acceptable to the Indenture Trustee and on any additional websites as determined by the initial Servicer in its discretion, acting reasonably;

(g)	take such steps in accordance with the Credit and Collection Policy as are necessary to maintain the perfection and priority of the Seller’s Security Interests in the Securitized Equipment created pursuant to the Securitized Leases and to refrain from releasing any such Security Interests in whole or in part except in accordance with the Credit and Collection Policy or as may be expressly permitted herein or in the Trust Indenture; provided that neither the Seller nor the Servicer shall be required to amend any registrations or make new registrations against any Obligors to reflect any of the transactions contemplated herein or in the LP Transfer Agreements, unless such amendments or new registrations are required under Applicable Law in order to ensure the continued perfection of the Trust’s interest in the Securitized Leases and Lease Rights and the Securitization Security Interests;

(h)	determine the advisability of taking action and instituting and carrying out legal proceedings with respect to any Securitized Leases in case of default by the Obligor under such Securitized Leases and take such action, institute and carry out such legal proceedings determined by it to be advisable or required under the Credit and Collection Policy;

(i)	maintain current and complete Records with respect to the Securitized Leases and Securitized Equipment and grant representatives of the Trust and the Indenture Trustee reasonable access on reasonable notice to examine and make copies of the Records and a reasonable opportunity to discuss matters relating to the administration and servicing of the Securitized Leases and Securitized Equipment with personnel of the Servicer involved in such administration and servicing during business hours, including the opportunity to see and review information systems and software in operation;

(j)	hold as trust property for and on behalf of the Trust, free of any Security Interest, all Records with respect to the Securitized Leases and Securitized Equipment at any one or more of the offices identified in writing to the Trust;

(k)	settle, compromise and otherwise deal with any claims under the Securitized Leases if necessary, advisable or otherwise permitted in accordance with the Credit and Collection Policy;

(l)	(i) not make any material change to the Credit and Collection Policy without either (A) satisfying the Rating Agency Condition in respect of DBRS and giving 10 days notice to Moody’s, or (B) approval by the holders of the Notes as expressed by Extraordinary Resolution; provided that not less than 10 Business Days notice shall be provided to the Rating Agencies of such approval before any such material change is made, and (ii) not apply different credit, collection and administration policies and procedures to the Securitized Leases and Securitized Equipment than it applies with respect to Leases and Leased Equipment owned or otherwise serviced by it; provided that, for greater certainty, the Servicer may make such other changes to the Credit and Collection Policy that are not prohibited under this paragraph (l) as it considers necessary or advisable from time to time;

(m)	other than in accordance with the Credit and Collection Policy or Section 5.4, not extend, amend, grant rebates or adjustments or otherwise modify the terms of any Securitized Lease, except that the Servicer will be permitted, in its discretion, to waive any prepayment charge, late payment charge or any other fees that may be collected in the ordinary course of servicing any Securitized Lease, and will be permitted to consent on behalf of the Trust to an assignment by an Obligor of one or more Securitized Leases so long as the assignee is approved in accordance with the Credit and Collection Policy and agrees to assume the obligations of the previous Obligor under such Securitized Leases;

(n)	to the extent the Records for the Securitized Leases consist in whole or in part of computer programs which are licensed by the Servicer, to forthwith upon the occurrence of a Servicer Default, use reasonable commercial efforts to arrange for the licence or sublicence of such programs to the Trust for the limited purpose of permitting the Trust or any Replacement Servicer to administer and collect the Securitized Leases;

(o)	at all times retain in its possession in Canada any chattel paper related to the Securitized Leases;

(p)	on a timely basis (i) remit or loan funds to the Trust to make all payments of federal or provincial taxes owing with respect to Collections and not provided for out of Collections that may result in a statutory lien or deemed trust that may rank ahead of the interest of the Trust in the Lease Rights or Securitized Equipment or the Security Interest granted to the Indenture Trustee; provided that the Servicer may protest the payment of any such amounts if it is acting in good faith and it either provides the Trust with cash in an amount sufficient to satisfy the same or otherwise satisfies the Trust that its interests are not prejudiced thereby; and (ii) provide appropriate information to the Trust to prepare and file all returns and reports required to be filed by it in respect thereof;

(q)	pay from its own funds all general administrative expenses and other costs incurred by the Servicer in carrying out its obligations and all fees and expenses of any subcontractor retained by it;

(r)	provide to the Financial Services Agent and the Indenture Trustee its unaudited financial statements together with audited financial statements of the Performance Guarantor within 120 days of each fiscal year end and its unaudited quarterly financial statements (and those of the Performance Guarantor) within 60 days of each fiscal quarter end;

(s)	maintain and implement administrative and operating procedures (including an ability to recreate all material information contained in the Records for the Securitized Leases in the event of the destruction of the originals of such Records) to keep and maintain all such Records and other information reasonably necessary or advisable to enable the Servicer to produce the information required to be provided in each Portfolio Report or as may be reasonably necessary or advisable for the enforcement of all Securitized Leases and for the remarketing of all Securitized Equipment;

(t)	take all steps reasonably necessary, or in the opinion of the Trust or its counsel, advisable, (i) to validate, protect or perfect the ownership interest of the Trust in the Securitized Leases and related Lease Rights and the leasehold interest of the Trust in the Securitized Equipment, and (ii) to defeat the assertion by any third party (other than a third party claiming through or under the Trust) of any Security Interest in the Securitized Leases, related Lease Rights or Securitized Equipment;

(u)	as soon as possible and in any event within 2 Business Days after the Servicer becomes aware of the occurrence of an Event of Termination, furnish the Trust and the Rating Agencies with a notice from the Servicer setting forth the relevant details and any action which it has taken or is proposing to take in respect thereof;

(v)	except as otherwise permitted by the Transaction Documents, not take any action that may cause the validity or enforceability of any Securitized Lease to be impaired or that may adversely affect the perfection, validity or protection of the Trust’s right to collect the related Lease Rights and Net Proceeds;

(w)	preserve and maintain its existence, rights, franchises and privileges and qualify and remain qualified to carry on business in each jurisdiction in which the failure to do so would have a Material Adverse Effect;

(x)	promptly provide the Trust with notice of any change to its name or any locations where Records with respect to the Securitized Leases are maintained;

(y)	comply in all respects with all Applicable Laws (including privacy laws) relating to the Servicer, the Securitized Leases and the Securitized Equipment, except where the failure to do so would not have a Material Adverse Effect;

(z)	not sell, assign (by operation of law or otherwise) or dispose of any part of the Securitized Leases and the related Leased Rights or create or suffer to exist any Security Interest upon or with respect to the Securitized Leases and the related Leased Rights except as expressly permitted in the Transaction Documents;

(aa)	permit the Trust or the Indenture Trustee from time to time, during normal business hours and on two Business Days prior written notice, to inspect, audit, check and make abstracts from the Records or any other books, accounts, records or other papers of the Servicer pertaining to the Securitized Leases and the Securitized Equipment;

(bb)	direct and require its auditors to assist the Trust’s auditors to the extent and in such manner as is reasonably required for the Trust’s auditors to report on the status of each Securitized Lease and the related Lease Rights; and

(cc)	from time to time at its expense, promptly execute and deliver all instruments and documents and make or cause to be made all filings, recordings, registrations and take all other actions in each jurisdiction necessary to validate, preserve, perfect or protect the interest of the Trust in the Securitized Leases and related Lease Rights; provided that neither the Seller nor the Servicer shall be required to amend any registrations or make new registrations against any Obligors to reflect any of the transactions contemplated herein or in the LP Transfer Agreement, unless such amendments or new registrations are required under Applicable Law in order to ensure the continued perfection of the Trust’s interest in the Securitized Leases and Lease Rights and the Securitization Security Interests.

(2)	Following the appointment of a Replacement Servicer, such Replacement Servicer (so long as it is Servicer) will service the Portfolio of Assets in accordance with the Credit and Collection Policy and subject to and in accordance with the provisions of this Article 5, and, without limiting the generality of the foregoing, will:
(a)	perform its duties with reasonable care and diligence, using that degree of skill and attention that the Replacement Servicer exercises in managing, servicing, administering, collecting on and performing similar functions relating to comparable Leases that it services for itself and others;

(b)	administer the Securitized Leases on behalf of the Trust in accordance with the Credit and Collection Policy;

(c)	in accordance with the Credit and Collection Policy, take or cause to be taken all such reasonable actions as may be necessary or desirable from time to time to collect all amounts payable under the Securitized Leases in accordance with the terms thereof;

(d)	deposit all Collections in respect of the Securitized Leases and Securitized Equipment to the Collections Account as required by the balance of this Section 5.2, regardless of any defence, set-off right, deduction or counterclaim;

(e)	remarket repossessed and returned Securitized Equipment in accordance with the Credit and Collection Policy or in such other manner as it determines, in its sole discretion acting reasonably, will maximize the Net Proceeds from such Leased Equipment, and care for all Securitized Equipment in its possession in the same manner as a prudent lessor thereof having a view to maximizing the proceeds of disposition thereof would care for similar equipment owned by it;

(f)	at least two Business Days prior to each Distribution Date, deliver or cause to be delivered to the Trust and to the Rating Agencies a Portfolio Report relating to the Securitized Leases and Securitized Equipment and the relevant Reporting Period, such report to be current (except to the extent that any Records provided to the Replacement Servicer were not current or complete and cannot be corrected using commercially reasonable efforts) as of the close of business on the last day of such Reporting Period, and on or before such Distribution Date cause a copy of that Portfolio Report (redacted as appropriate for confidential information) to be posted on SEDAR or on such other website as the Replacement Servicer may notify to the Trust and the Rating Agencies which is acceptable to the Indenture Trustee; the Trust shall reimburse the Replacement Servicer in accordance with Section 6.1 for its reasonable out-of-pocket costs and expenses incurred in connection with using its commercially reasonable efforts to correct incorrect or incomplete Records as described in this paragraph (f);

(g)	take such steps in accordance with the Credit and Collection Policy as are necessary to maintain the perfection of the Seller’s Security Interests in the

Securitized Equipment created pursuant to the Securitized Leases and to refrain from releasing any such Security Interests in whole or in part except in accordance with the Credit and Collection Policy or as may be expressly permitted herein or in the Trust Indenture; provided that the Replacement Servicer shall not be required, whether under this paragraph (g) or otherwise, to amend any registrations or make new registrations against any Obligors to reflect any of the transactions contemplated herein or in the LP Transfer Agreements (unless such amendments or new registrations are required under Applicable Law in order to ensure the continued perfection of the Seller’s Security Interests in the Securitized Equipment created pursuant to the Securitized Leases), but for greater certainty, shall have no liability hereunder for any lack or loss of the perfection of the Seller’s Security Interests in the Securitized Equipment as at the time that the Replacement Servicer was appointed or resulting from acts or omissions of the initial Servicer, any prior Replacement Servicer or any other Person (other than itself, any Substitute Servicer or any delegatee, agent, or subcontractor of either) (i) of which it is not aware, or (ii) which cannot be corrected using commercially reasonable efforts; the Trust shall reimburse the Replacement Servicer in accordance with Section 6.1 for its reasonable out-of-pocket costs and expenses incurred in connection with performing the duties described in this paragraph (g);

(h)	determine the advisability of taking action and instituting and carrying out legal proceedings with respect to any Securitized Leases in case of default by the Obligor under such Securitized Leases and, to the extent permitted under Applicable Law, take such action and institute and carry out such legal proceedings determined by it to be advisable or required under the Credit and Collection Policy, provided that the Trust shall reasonably cooperate with the Replacement Servicer in connection with any such proceedings; the Trust shall reimburse the Replacement Servicer in accordance with Section 6.1 for its reasonable out-of-pocket costs and expenses incurred in connection with performing the duties described in this paragraph (h);

(i)	maintain current and complete Records with respect to the Securitized Leases and Securitized Equipment (except to the extent that the Records provided to the Replacement Servicer were not current or complete and cannot be corrected using commercially reasonable efforts) and grant representatives of the Trust and the Indenture Trustee reasonable access on reasonable notice (as provided in clause (aa)) to examine and make copies of the Records it maintains and a reasonable opportunity to discuss matters relating to the administration and servicing of the Securitized Leases and Securitized Equipment with personnel of the Replacement Servicer involved in such administration and servicing during business hours, including the opportunity to see and review information systems and software in operation; the Trust shall reimburse the Replacement Servicer in accordance with Section 6.1 for its reasonable out-of-pocket costs and expenses incurred in connection with using its commercially reasonable efforts to correct incorrect or incomplete Records as described in this paragraph (i);

(j)	hold as trust property for and on behalf of the Trust, free of any Security Interest created by the Replacement Servicer, all Records owned by the Trust and in the Replacement Servicer’s possession with respect to the Securitized Leases and Securitized Equipment at any one or more of the offices identified in writing to the Trust;

(k)	settle, compromise and otherwise deal with any claims under the Securitized Leases if necessary, advisable or otherwise permitted in accordance with the Credit and Collection Policy;

(l)	(i) not make any material change to its Credit and Collection Policy as applicable to the Lease Rights or the Securitized Equipment without either (A) satisfying the Rating Agency Condition in respect of DBRS and giving 10 days notice to Moody’s, or (B) approval by the holders of the Notes as expressed by Extraordinary Resolution; provided that not less than 10 Business Days notice shall be provided to the Rating Agencies of such approval before any such material change is made, and (ii) not apply different credit, collection and administration policies and procedures to the Securitized Leases and Securitized Equipment than it applies with respect to Leases and Leased Equipment owned or otherwise serviced by it; provided that, for greater certainty, the Replacement Servicer may make such other changes to the Credit and Collection Policy that are not prohibited under this paragraph (l) as it considers necessary or advisable from time to time;

(m)	other than in accordance with the Credit and Collection Policy or Section 5.4, not extend, amend, grant rebates or adjustments or otherwise modify the terms of any Securitized Lease, except that the Replacement Servicer will be permitted, in its discretion, to waive any prepayment charge, late payment charge or any other fees that may be collected in the ordinary course of servicing any Securitized Lease, and will be permitted to consent on behalf of the Trust to an assignment by an Obligor of one or more Securitized Leases so long as the assignee is approved in accordance with the Credit and Collection Policy and agrees to assume the obligations of the previous Obligor under such Securitized Leases;

(n)	to the extent the Records for the Securitized Leases consist in whole or in part of computer programs which are licensed by the Replacement Servicer, to forthwith upon the occurrence of a Servicer Default, use reasonable commercial efforts, without the requirement to incur any cost or expense, to arrange for the licence or sublicence of such programs to the Trust for the limited purpose of permitting the Trust or any Replacement Servicer to administer and collect the Securitized Leases;

(o)	at all times retain in its possession in Canada any chattel paper related to the Securitized Leases and delivered to it in Canada;

(p)	on a timely basis, following request by the Trust, provide the Trust with appropriate information specified in such request and available from the Records maintained by the Replacement Servicer without material effort to assist the Trust to prepare and file all returns and reports required to be filed by it in respect of federal or provincial taxes owing with respect to Collections;

(q)	pay from its own funds all general administrative expenses and, except as otherwise provided herein, other costs incurred by the Replacement Servicer in carrying out its obligations and all fees and expenses of any subcontractor retained by it;

(r)	provide to the Financial Services Agent and the Indenture Trustee its audited financial statements within 120 days of each fiscal year end and its unaudited quarterly financial statements within 60 days of each fiscal quarter end;

(s)	maintain and implement administrative and operating procedures (including an ability to recreate all material information contained in the Records maintained by it for the Securitized Leases in the event of the destruction of the originals of such Records) to keep and maintain all such Records and other information reasonably necessary or advisable to enable the Replacement Servicer to produce the information required to be provided in each Portfolio Report or as may be reasonably necessary or advisable for the enforcement of all Securitized Leases and for the remarketing of all Securitized Equipment, except to the extent that any Records provided to the Replacement Servicer were not current or complete and cannot be corrected using commercially reasonable efforts; the Trust shall reimburse the Replacement Servicer in accordance with Section 6.1 for its reasonable out-of-pocket costs and expenses incurred in connection with using its commercially reasonable efforts to correct incorrect or incomplete Records as described in this paragraph (s);

(t)	take all steps reasonably necessary, or in the opinion of the Trust or its counsel, advisable, (i) to perfect (or for purposes of Quebec, make opposable) the ownership interest of the Trust in the Securitized Leases and related Lease Rights and the leasehold interest of the Trust in the Securitized Equipment, and (ii) to defend against the assertion by any third party (other than a third party claiming through or under the Trust) of any Security Interest (other than a Permitted Lien) in the Securitized Leases, related Lease Rights or Securitized Equipment; provided that the Replacement Servicer shall have no liability hereunder (x) for any lack or loss of the perfection (or for purposes of Quebec, for any lack or loss of the status of being opposable) of any such ownership or leasehold interest as at the time the Replacement Servicer was appointed or resulting from acts or omissions of the initial Servicer, any prior Replacement Servicer or any other Person (other than itself, any Substitute Servicer or any agent of either) or any other circumstances in effect as at the time the Replacement Servicer was appointed or (y) for failing to defend any such assertion of any such Security Interest that was in existence as at the time the Replacement Servicer was appointed or resulting from acts or omissions of the initial Servicer, any prior Replacement Servicer or any other Person (other than itself, any Substitute Servicer or any agent of either) and, in the case of (x) or (y), (A) of which it is not aware or (B) which cannot be corrected or defended against using commercially reasonable efforts; the Trust shall reimburse the Replacement Servicer in accordance with Section 6.1 for its reasonable out of pocket costs and expenses incurred in connection with taking any such commercially reasonable efforts or defending the assertion of any Security Interest referred to in this paragraph (t);

(u)	as soon as possible and in any event within 2 Business Days after the Replacement Servicer becomes aware of the occurrence of an Event of Termination described in any of Sections 7.1(a), (e), (f), (g), (i) or (k), furnish the Trust and the Rating Agencies with a notice from the Replacement Servicer setting forth the relevant details and any action which it has taken or is proposing to take in respect thereof; provided that this clause (u) will not apply to any such Event of Termination that was the subject of a prior notice pursuant to this clause (u) or pursuant to Section 5.2(1)(u);

(v)	except as otherwise permitted by the Transaction Documents or the Credit and Collection Policy, not take any action that may cause the validity or enforceability of any Securitized Lease to be impaired or that may adversely affect the perfection, validity or protection of the Trust’s right to collect the related Lease Rights and Net Proceeds;

(w)	preserve and maintain its existence, rights, franchises and privileges, and qualify and remain qualified to carry on business, in each jurisdiction in which the failure to do so would reasonably be expected to have a Material Adverse Effect;

(x)	promptly provide the Trust with notice of any change to its name or any locations where Records with respect to the Securitized Leases are maintained by it;

(y)	comply in all respects with all Applicable Laws (including privacy laws) relating to the Replacement Servicer, the Securitized Leases and the Securitized Equipment, except where the failure to do so would not have a Material Adverse Effect or results from the acts or omission of the Trust, the initial Servicer or the Seller;

(z)	not sell, assign (by operation of law or otherwise) or dispose of any part of the Securitized Leases and the related Leased Rights or create any Security Interest upon or with respect to the Securitized Leases and the related Leased Rights except as expressly permitted in the Transaction Documents;

(aa)	permit the Trust or the Indenture Trustee from time to time, during normal business hours and on two Business Days prior written notice, to inspect, audit, check and make abstracts from the Records maintained by the Replacement

Servicer or any other books, accounts, records or other papers of the Replacement Servicer pertaining to the Securitized Leases and the Securitized Equipment; and

(bb)	assist the Trust’s auditors to the extent and in such manner as is reasonably requested for the Trust’s auditors to report on the status of each Securitized Lease and the related Lease Rights.
(3)	So long as (i) no Servicer Default exists, and (ii) the Performance Guarantor has an unsecured debt rating of at least A+(long term) by S&P or A1 (short term) by S&P, and Aa3 (long term) by Moody’s or P-1 (short term) by Moody’s, then the initial Servicer may deposit Collections in respect of each Reporting Period to the Collections Account on a monthly basis on or prior to the applicable Distribution Date.
(4)	So long as (i) no Servicer Default exists, and (ii) the Performance Guarantor has an unsecured debt rating from each of the two Rating Agencies of less than the ratings set out in paragraph (2) above but has a long-term unsecured debt rating of at least BB- by Fitch, Ba3 by Moody’s and BB- by S&P from at least two of such rating agencies, then the Servicer will deposit all Collections to the Collections Account on or before the second Business Day following the day such Collections are received by the Servicer. For purposes of this Agreement, Collections will not be considered “received” if they have been sent in error or, in any event, until the Servicer is provided information reasonably sufficient to identify the payor of the funds in question. Any Replacement Servicer shall also deposit all Collections to the Collections Account on or before the second Business Day following the day such Collections are received by the Replacement Servicer.
(5)	Upon the occurrence and during the continuance of a Servicer Default or so long as the Performance Guarantor fails to maintain at least the following long-term unsecured debt ratings from at least two of the following rating agencies: BB- by Fitch, Ba3 by Moody’s and BB- by S&P, or if the Performance Guarantor does not have a credit rating from at least two of such rating agencies, then the Servicer (but not a Replacement Servicer) must deposit (by way of a loan to the Trust (a “Servicer’s Pre-Funded Amount Loan”)) the Servicer’s Pre-Funded Amount for the Purchased Assets with respect to each Reporting Period commencing thereafter and for so long as such condition continues to exist, to the Collections Account on or before the second Business Day following the end of the prior Reporting Period. Such loan shall not bear interest and shall be repayable as provided herein. The Servicer shall be entitled to retain, in repayment of Servicer’s Pre-Funded Amount Loans it has made to the Trust, any Collections received in a Reporting Period up to the amount of any such loans which are outstanding. The Servicer will deposit all additional Collections to the Collections Account on or before the second Business Day following the day such Collections are received by the Servicer.
(6)	In addition, the Seller shall deposit to the Collections Account on the Distribution Date in respect of each Reporting Period, an amount equal to the sum of any amounts payable to the Trust during such Reporting Period pursuant to Section 5.10(2) or Section 9.7.

(7)	Interest earned on any Collections from the time of their receipt by the Servicer until deposit in the Collections Account as required hereunder shall be for the account of the Servicer.
(8)	Notwithstanding the foregoing, the Trust, rather than the Servicer, shall be responsible for depositing into the Collections Account or U.S. Dollar Collections Account, as applicable, any amounts received under the Swap Agreement, and such amounts, to the extent in U.S. Dollars, shall be deposited by the Trust to the U.S. Dollar Collections Account.
(9)	For greater certainty, and without limiting the foregoing, Collections (including Net Proceeds in respect of the Leased Equipment described in Schedule E) received by the Servicer during the period from the Cut-Off Date until the Closing Date are deemed to have been received on behalf of the Trust on the Closing Date, shall be deposited to the Collections Account in accordance with Section 5.2(4) and upon deposit of such Collections to the Collections Account, the amount so deposited shall constitute a refund of the Master Lease Prepayment Amount in respect of the related Leases. Any Net Proceeds deposited into the Collections Account shall constitute a refund of the Master Lease Prepayment Amount in respect of the related Leased Equipment.
(10)	In consideration for the services to be performed by the Servicer hereunder, the Trust shall pay to the Servicer, in accordance with Section 6.1(2) (or in the case of a Replacement Servicer, Section 6.1(1)), the Servicer Fee or, as applicable, the Replacement Servicer Fee, plus all applicable taxes thereon.
Section 5.3       Power of Attorney.
(1)	The Seller and Servicer each hereby grant to the Trust a power of attorney, with full power of substitution, to become effective immediately upon the occurrence (but only so long as it has not been waived, or otherwise cured to the satisfaction of the Trust) of a Servicer Default, to take such actions in the place of and in the name of the Seller or Servicer, as the case may be, or in the attorney’s own name, as the Trust, at the direction of the Indenture Trustee or otherwise, may deem necessary or advisable to collect, endorse, negotiate or otherwise realize on any Securitized Lease, the related Securitized Equipment, any related negotiable instrument or other related right of any kind, including transferring legal title to the Securitized Equipment to the Seller (to the extent not already in the Seller) and registering such transfer to the extent required under Section 5.8(2)(h).
(2)	The Trust hereby constitutes and appoints the Servicer the true and lawful attorney of the Trust, with full power of substitution, to execute, deliver and register, for and on behalf of and in the name of the Trust, such documents, instruments or agreements which may be necessary or desirable to enable the Servicer to perform its obligations set out in this Agreement. The Servicer agrees that it will not exercise such power of attorney for any other purpose whatsoever. The Trust shall execute such other documents as may be reasonably required by any Replacement Servicer in order to provide such Replacement Servicer with a power of attorney to similar effect.

(3)	The powers of attorney granted hereby shall be coupled with an interest. The powers of attorney and other rights and privileges granted hereby shall survive any dissolution, liquidation or winding-up of the Seller, the Servicer or the Trust, as applicable.
Section 5.4       Deemed Collections.
(1)	If, at any time after the Cut-Off Date, any Securitized Lease (i) is extended by the Seller or the initial Servicer beyond its original Term (other than any extension of the Term of a Securitized Lease which does not involve any reduction in the scheduled payments thereunder), (ii) has its Annual Percentage Rate, total number of scheduled payments or its aggregate amount payable reduced by the Seller or the initial Servicer (other than the conversion of the Annual Percentage Rate in respect of a Lease from one based on a floating rate of interest to one based on a fixed rate in accordance with the terms of the Lease), (iii) has the Security Interest created under such Lease in the Securitized Equipment impaired or released as a result of an action by the Seller or the initial Servicer that is not permitted under the Transaction Documents, (iv) is reduced or cancelled as a result of any breach by the Seller or the initial Servicer of the terms of the Lease or as a result of the exercise of any right of set-off by the Obligor against the Seller or the initial Servicer, or (v) has the amounts due from the Obligor upon the termination thereof reduced by the Seller or the initial Servicer (except that the Servicer may reduce the amount payable by the Obligor under its Obligor Option to the extent that the Servicer has determined, in its discretion, that the reduction of such purchase price is reasonably likely to maximize the Net Proceeds in connection with the sale or other liquidation of the related Securitized Equipment), the Seller will be deemed to have received for the account of the Trust a Collection in respect of such Securitized Lease (a “Deemed Collection”) equal to the related Net Book Value thereof at such time (or, at the option of the Seller (A) in the case of (ii) above, the amount of the payment reductions resulting from the actions of the Seller or initial Servicer, or (B) in the case of any reduction described in (iv) or (v) above, the amount of any such reduction) together with all accrued and unpaid interest thereon under the terms of such Lease and other accrued and unpaid amounts arising thereunder, whereupon (except if the Seller has elected to make the payment described in (A) or (B) above) the Trust will be deemed to have sold, without the necessity of any further instrument or formality, the rights of the Trust under the Master Lease in respect of the related Securitized Equipment, together with the related Lease Rights to the Seller free and clear of all Security Interests arising through the Trust but otherwise on an “as is, where is” basis without recourse to, or representation or warranty of, the Trust.
(2)	The Seller shall promptly (and in any event, prior to the next Distribution Date) deposit the amount of any Deemed Collection to the Collections Account and such amount shall constitute a refund of the Master Lease Prepayment Amount in respect of the related Lease.

Section 5.5       Servicer Advances.
          On each Distribution Date prior to the Final Collection Date (so long as the Seller or PHH VMS is then the Servicer and so long as the Servicer is not then required to deposit the Servicer’s Pre-Funded Amount in respect of such Reporting Period), the Servicer may (but shall not be required to) make an advance to the Trust, by depositing into the Collections Account, an amount equal to the sum (without duplication) for each Securitized Lease that is not then a Defaulted Lease, of the outstanding amounts which were due to be paid in respect of such Lease during the most recently completed Reporting Period and not paid by the Obligor thereof during such Reporting Period; provided, however, that for greater certainty, the Servicer has no obligation to make any such advances at any time or for any Lease. Any amount so advanced and deposited by the Servicer is referred to herein as a “Servicer Advance” and shall be deemed to be a Collection on account of such payment for purposes hereof. The Trust shall repay each Servicer Advance to the Servicer, without interest, in accordance with Section 6.1 and the Servicer’s recourse for repayment of each such Servicer Advance shall be limited solely to the amounts available in accordance with such Section.
Section 5.6       Back-Up Servicer.
(1)	The Servicer will co-operate with the Back-Up Servicer to the extent necessary for the Back-Up Servicer to assume its duties and to facilitate the ability of the Back-Up Servicer to be prepared to become a Replacement Servicer, including delivering to the Back-Up Servicer on a monthly basis copies of all Records necessary for the Back-Up Servicer to perform these functions and providing all reasonable assistance to the Back-Up Servicer necessary for it to decipher the information contained in electronic form.
(2)	Except as otherwise expressly stated in the Back-Up Servicer Agreement, the Seller and the Servicer will not be responsible for payment of the fees and expenses (including Back-Up Servicer Costs) of the Back-Up Servicer. Except as so stated, such fees and expenses will be payable out of Collections in accordance with Section 6.1.
Section 5.7       Servicer Indemnity.
(1)	The initial Servicer will indemnify the Trust and its agents and save them harmless from and against any and all Losses arising out of or as a result of:
(a)	the failure of the initial Servicer to comply with any Applicable Law in respect of, or with any of the initial Servicer’s obligations under, any Securitized Leases or to perform its obligations under any of the Transaction Documents;

(b)	the failure of the initial Servicer to perform its duties, obligations or covenants, or the breach by the initial Servicer of any its representations or warranties, set out in any of the Transaction Documents or in any report or other document furnished by it pursuant to the Transaction Documents;

(c)	the co-mingling of Collections by the initial Servicer with cash not arising from the transactions contemplated in the Transaction Documents; or

(d)	the disclosure of any personal information relating to any Obligor by the initial Servicer, except, in each case, to the extent that such Losses arise out of or as a result of (i) the gross negligence, wilful misconduct, misfeasance or bad faith of the Trust or any of its agents, or (ii) as a direct result of the negligence, wilful misconduct, misfeasance or bad faith of the Financial Services Agent, the Financial Services Sub-Agent or any Replacement Servicer, which, in the case of either (i) or (ii) above, is not the Seller or any Affiliate of the Seller, or any of their agents.
(2)	The Replacement Servicer will indemnify the Trust and its agents and save them harmless from and against any and all Losses arising out of or as a result of:
(a)	the failure of the Replacement Servicer to comply with any Applicable Law in respect of any Securitized Leases or to perform its obligations under any of the Transaction Documents;

(b)	the failure of the Replacement Servicer to perform its duties, obligations or covenants, or the breach by the Replacement Servicer of any its representations or warranties, set out in any of the Transaction Documents or in any report or other document furnished by it pursuant to the Transaction Documents;

(c)	the co-mingling of Collections by the Replacement Servicer with cash not arising from the transactions contemplated in the Transaction Documents; or

(d)	the disclosure of any personal information relating to any Obligor by the Replacement Servicer, except, in each case, to the extent that such Losses arise out of or as a result of (i) the gross negligence, wilful misconduct, misfeasance or bad faith of the Trust, the Seller, the Financial Services Agent, the Financial Services Sub-Agent or any other Servicer or any of their agents, or (ii) as a direct result of the acts or omissions of the Trust, the Seller, the Financial Services Agent, the Financial Services Sub-Agent or any other Servicer, or any of their agents.
(3)	The initial Servicer and the Trust each agree to provide reasonable assistance to the other party, at the request of such other party and, in either case, at the initial Servicer’s expense, in any action, suit or proceeding brought by or against, or any investigation involving such requesting party (including the Financial Services Agent in respect of the Trust but excluding any actions against each other) relating to any of the transactions contemplated hereby or to any part of the Portfolio of Assets. If the initial Servicer may be liable under Section 5.7(1) in respect of any Losses in connection with any such action, suit, proceeding or investigation, and, in the sole determination of the Trust, acting reasonably, the initial Servicer or the Performance Guarantor has the financial ability to pay such Losses, the initial Servicer will have the right, on behalf of the Trust or the Financial Services Agent but at the initial Servicer’s expense, to defend such action, suit or proceeding, or participate in such investigation, with counsel selected by it, and will have sole discretion as to whether to litigate, appeal or settle.
(4)	The Replacement Servicer and the Trust each agree to provide reasonable assistance to the other party, at the request and expense of such other party, in any action, suit or proceeding brought by or against, or any investigation involving such requesting party (including the Financial Services Agent in respect of the Trust but excluding any actions against each other) relating to any of the transactions contemplated hereby or to any part of the Portfolio of Assets. If the Replacement Servicer may be liable under Section 5.7(2) in respect of any Losses in connection with any such action, suit, proceeding or investigation, and, in the sole determination of the Trust, acting reasonably, the Replacement Servicer has the financial ability to pay such Losses, the Replacement Servicer will have the right, on behalf of the Trust or the Financial Services Agent but at the Replacement Servicer’s expense, to defend such action, suit or proceeding, or participate in such investigation, with counsel selected by it, and will have sole discretion as to whether to litigate, appeal or settle.
Section 5.8       Designation of Replacement Servicer.
(1)	At any time following the occurrence of and during the continuance of a Servicer Default, the Trust may effect a termination of the Servicer’s designation as Servicer under the Transaction Documents by giving notice to the Servicer of its decision to terminate the Servicer’s engagement as Servicer, which termination will take effect at the time specified in such notice or, failing the specification of time, upon the appointment of a Replacement Servicer. At any time following the occurrence and during the continuance of a Servicer Default, the Trust may by instrument in writing designate and appoint as the Replacement Servicer any Person which (i) satisfies the Rating Agency Condition in respect of DBRS and of whom not less than 10 Business Day notice has been given to Moody’s, or (ii) is acceptable to holders of the Notes as expressed by Extraordinary Resolution; provided that in the event of the approval of any such Replacement Servicer by Extraordinary Resolution, not less than 10 Business Days prior notice shall be provided to the Rating Agencies before such Person assumes its role as Replacement Servicer.
(2)	Following the appointment by the Trust of a Replacement Servicer, the former Servicer will, on demand, in addition to any other obligations it has under the Transaction Documents:
(a)	instruct the Obligor of each Securitized Lease to remit all payments due under the Securitized Lease to the Replacement Servicer;

(b)	remit to the Replacement Servicer all payments received by the Servicer from Obligors and from other Persons, if applicable, pursuant to the Securitized Leases within two Business Days of receipt;

(c)	segregate all cash, cheques and other instruments received by it and constituting Collections of Purchased Assets in a manner acceptable to the Replacement Servicer and deposit all such cash, cheques and instruments (or the portion thereof relating to the Purchased Assets), duly endorsed or with duly executed instruments of transfer, to the Collections Account within two Business Days of receipt;

(d)	transfer all signing authority with respect to the Collections Account and U.S. Dollar Collections Account to the Replacement Servicer;

(e)	deliver copies or originals of all Records in its possession to the extent relating to the Purchased Assets to the Replacement Servicer and provide the Replacement Servicer with all reasonable assistance necessary to decipher the information contained in electronic form;

(f)	provide access to all software owned by the Servicer and used for monitoring, collection or administration of Securitized Leases and Securitized Equipment and use reasonable commercial efforts to obtain any required consents to allow the Replacement Servicer to use any software used by the Servicer for a similar purpose which is licensed to the Servicer by a third party;

(g)	in the case of the initial Servicer, notify issuers of insurance policies on the Securitized Equipment of the interest of the Trust in the Securitized Leases relating to such Leased Equipment; and

(h)	in the case of the initial Servicer, take all such action as may be reasonably requested by the Trust to transfer legal title to the Securitized Equipment to the Seller and, to the extent required by Applicable Law, register such transfer to the Seller under Applicable Law.
Section 5.9       Replacement Servicer Fee.
          A Replacement Servicer appointed by the Trust pursuant to Section 5.8 shall be entitled to a reasonable fee for services rendered, such fee to be settled by the Trust in its discretion with the Replacement Servicer but in any event not to exceed, for any Reporting Period, an amount equal to 1% of the aggregate Pool Balance as of the first day of such Reporting Period, divided by 12 (the “Replacement Servicer Fee”). Such Replacement Servicer Fee, together with applicable taxes, shall be payable to the Replacement Servicer in arrears on each Distribution Date out of the proceeds deposited to the Collections Account pursuant to Section 6.1(1)(b).

Section 5.10 Payment Terms.
(1)	All amounts to be paid or deposited by the Seller, the Servicer, any Replacement Servicer or the Trust hereunder will be paid or deposited not later than 11:00 a.m. (Toronto time) on the day when due in same day funds.
(2)	The Seller and the Servicer (but not a Replacement Servicer, unless otherwise provided in the related agreement under which it has become the Replacement Servicer) will pay to the Trust interest (before and after default and judgment, with interest on overdue interest at the same rate) on all amounts not paid or deposited when due hereunder at a rate equal to the Applicable Rate.
(3)	The Seller and the Servicer (but not a Replacement Servicer, unless otherwise provided in the related agreement under which it has become the Replacement Servicer) will make all payments required to be made hereunder without deduction or set-off (except as expressly permitted hereunder) regardless of any defence or counterclaim.
(4)	Except as otherwise required by law or as specified by the applicable Obligor, where any Obligor under a Securitized Lease pays (or has prior to the date hereof paid) at any time amounts owing by such Obligor under such Securitized Lease or related Lease Rights together with other amounts it owes to an Originator, the Servicer shall allocate (and for purposes of determining if such Lease is an Eligible Lease, shall be deemed to have allocated) the amounts so paid as between amounts owing under such Securitized Lease (or related Lease Rights) and other Leases and any Fleet Receivables in accordance with Section 2.5 of the Intercreditor Agreement.
(5)	In order to comply with the Replacement Servicer’s obligation to take into account the provisions of Section 2.5 of the Intercreditor Agreement for the purpose of complying with its obligations hereunder, including its obligations to deliver Portfolio Reports pursuant to Section 5.2(2)(f) and to allocate amounts pursuant to Section 5.10(4), the Replacement Servicer may consult counsel reasonably satisfactory to it and the written advice or opinion of such counsel as to the provisions of Section 2.5 of the Intercreditor Agreement shall be full and complete protection from liability in respect of any action taken or omitted by the Replacement Servicer hereunder in good faith and in accordance with such written advice or opinion of such counsel. The Trust shall reimburse the Replacement Servicer in accordance with Section 6.1 for its reasonable out-of-pocket costs and expenses incurred in connection with consulting such counsel, taking such action as such counsel advises, and/or using the commercially reasonable efforts contemplated by Section 2.5 of the Intercreditor Agreement.

ARTICLE 6
APPLICATION OF PROCEEDS
Section 6.1       Application of Proceeds.
(1)	On each Distribution Date, whether before or after the Final Collection Date but subject to Section 6.1(10), the Trust will apply all moneys deposited into the Collections Account or the U.S. Dollar Collections Account pursuant to Sections 2.3, 4.2, 5.2, 5.4, 5.5, and 8.1 of this Agreement or this Section 6.1, as follows:
(a)	first, to remit to the Servicer, (i) an amount equal to the amount of any Servicer Advances made by the Servicer prior to such Distribution Date and then still outstanding, first out of Collections under the Securitized Leases in respect of which such Servicer Advances were made, and thereafter from any other Collections, and (ii) the amount of any Servicer’s Pre-Funded Amount Loans made by the Servicer to the Trust for Reporting Periods prior to the Reporting Period then in effect, that have not then been repaid;

(b)	second, in payment to the Replacement Servicer of any Replacement Servicer Fee (and all applicable taxes) payable hereunder in respect of the immediately preceding Reporting Period or any prior Reporting Period;

(c)	third, to payment on a pari passu basis (A) of the Related Proportionate Share (as defined in the Trust Indenture) (with respect to Series 2010-1) of (i) any Trust Expenses, up to a maximum of $150,000 per year; and (ii) taxes or other charges that may result in a statutory lien or deemed trust that may rank ahead of the Security Interest granted to the Indenture Trustee in the Purchased Assets; and (B) to the Back-Up Servicer of the Back-Up Servicer Fee (and all applicable taxes) payable pursuant to the Back-Up Servicer Agreement in respect of the immediately preceding Reporting Period, or any prior Reporting Period;

(d)	fourth, to pay to the Replacement Servicer, (i) any costs, expenses, indemnification amounts and other amounts (other than the Replacement Servicer Fee) (and all applicable taxes) which are due and owing to the Replacement Servicer and payable by the Trust hereunder or pursuant to the Back-Up Servicer Agreement (or any Substitute Servicer Agreement (as defined therein)) in respect of the immediately preceding Reporting Period or any prior Reporting Period, to the extent not previously paid to the Replacement Servicer, excluding any such expenses incurred in connection with its activation as Replacement Servicer, up to a maximum of $15,000 per month; and (ii) its transition costs (as described, and subject to the $175,000 limit contained, in Schedule 1 to the Back-Up Servicer Agreement) in connection with its activation as Replacement Servicer and transition to such role hereunder.
(2)	On each Distribution Date (whether before or after the Final Collection Date) after the applications in Section 6.1(1), the Trust will apply the balance of each of the Collections

Account (including for greater certainty, any amounts deposited therein under Sections 6.1(4), (5) or (7) hereof) and the U.S. Dollar Collections Account as follows:
(a)	first,
(i)	amounts payable to the Swap Counterparty under the “Fixed Amounts payable by Trust” provisions of the Swap Agreement in exchange for U.S. Dollar amounts required to pay interest due and owing in respect of the Class A-1b Notes on such date, as provided in Section 6.1(2)(a)(ii)(B);

(ii)	on a pari passu basis, in payment of:
(A)	the amount of interest then due and owing in respect of the Class A-1a Notes;

(B)	the amount of interest then due and owing in respect of the Class A-1b Notes;

(C)	the amount of interest then due and owing in respect of the Class A-2a Notes; and

(D)	the amount of interest then due and owing in respect of the Class A-2b Notes; and
(iii)	after payment of all such amounts, but only if no Event of Termination has occurred and is then continuing, to payment of the amount of interest then due and owing in respect of the Class B Notes;
provided that for greater certainty, whenever in this Agreement there is a reference to the application of amounts on a pari passu basis as between obligations of the Trust in Canadian Dollars and obligations in U.S. Dollars, the Servicer shall determine the amount to be applied to each such amount on a pro rata basis based on the percentage amount equal to such Canadian Dollar amount or, in the case of such U.S. Dollar amount, the Equivalent Amount of such U.S. Dollar amount, divided by the total of (i) the Canadian Dollar amount plus (ii) the Equivalent Amount of the U.S. Dollar amount;
(b)	second,
(i)	amounts payable to the Swap Counterparty under the Interim Exchange Amounts provisions of the Swap Agreement in exchange for U.S. Dollar amounts required to pay principal owing in respect of the Class A-1b Notes on such date as provided in Section 6.1(2)(b)(ii)(B); and

(ii)	on a pari passu basis, in payment of:
(A)	any amounts owing by the Trust to the Swap Counterparty under the Swap Agreement in connection with an early termination of the

Swap Agreement, except where such termination has been caused by an event of default or a termination event thereunder and the Swap Counterparty is the defaulting party or sole affected party thereunder; and

(B)	an amount or amounts with an aggregate value (with amounts denominated and payable in U.S. Dollars being treated for this purpose as having a value in Canadian Dollars equal to the Equivalent Amount of such U.S. Dollar amount) equal to the Principal Distribution Amount (or (x) if an Event of Termination has occurred and is continuing, (y) the Trust has made the election described in Section 6.1(12), or (z) the Seller has elected to purchase the remaining Purchased Assets from the Trust pursuant to Section 7.3 and has deposited the consideration therefor specified in Section 7.3 to the Collections Account, to apply the balance of the Collections Account and the U.S. Dollar Collections Account), as follows:
(I)	first, in payment on a pari passu basis of the amount of principal then outstanding in respect of the Class A-1a Notes and the Class A-1b Notes;

(II)	after payment of all principal outstanding in respect of the Class A-1a Notes and the Class A-1b Notes, in payment on a pari passu basis of the amount of principal then outstanding in respect of the Class A-2a Notes and the Class A-2b Notes; and

(III)	after payment of all principal outstanding in respect of the Class A-1a Notes, the Class A-1b Notes, the Class A-2a Notes and the Class A-2b Notes, in payment of the amount of principal and interest then outstanding in respect of the Class B Notes, and
(c)	third, on a pari passu basis:
(i)	to the Back-Up Servicer of any Back-Up Servicer Costs (and all applicable taxes) payable hereunder or pursuant to the Back-Up Servicer Agreement in respect of the immediately preceding Reporting Period, or any prior Reporting Period, and

(ii)	to the Replacement Servicer (or any former Replacement Servicer) of any costs, expenses, indemnification amounts and other amounts (other than the Replacement Servicer Fee) (and all applicable taxes) which are due and owing to the Replacement Servicer (or any former Replacement Servicer) and payable by the Trust hereunder or pursuant to the Back-Up

Servicer Agreement (or any Substitute Servicer Agreement (as defined therein)) in respect of the immediately preceding Reporting Period or any prior Reporting Period, to the extent not previously paid to the Replacement Servicer (or any former Replacement Servicer) and not paid under Section 6.1(1)(d) above as applicable; and
(d)	fourth, of the Servicer Fee (and all applicable taxes) payable hereunder in respect of the immediately preceding Reporting Period.
(3)	On each Distribution Date (whether before or after the Final Collection Date) after the applications in Section 6.1(2), the Trust will apply any remaining balance of each of the Collections Account and the U.S. Dollar Collections Account as follows:
(a)	first, by depositing to the Cash Spread Account an amount equal to the amount, if any, by which the Required Cash Spread Amount at such time exceeds the amount then on deposit in the Cash Spread Account (including investments thereof in Permitted Investments) (any such amount so deposited, being referred to collectively, as “Balance Amounts”);

(b)	second, by depositing to the Yield Supplement Account an amount equal to the amount, if any, by which the Required Yield Supplement Amount at such time exceeds the amount then on deposit in the Yield Supplement Account (including investments thereof in Permitted Investments) (any such amount so deposited, also being referred to collectively, as “Balance Amounts”);

(c)	third, to the extent that any amounts are due from the Seller to the Trust hereunder on account of expenses of the Trust that then remain unpaid (“Seller Obligations”), an amount equal to the remaining amount of such balance shall be payable by the Trust to the Seller as Deferred Rent for the Purchased Assets, but such Deferred Rent shall be paid by way of set off against such Seller Obligations; and the Trust shall apply an amount equal to such set-off Seller Obligations against any such expenses of the Trust which the Seller was required to have paid;

(d)	fourth, in payment of any amounts owing by the Trust to the Swap Counterparty in connection with an early termination of the Swap Agreement, where such termination has been caused by an event of default or a termination event thereunder and the Swap Counterparty is the defaulting party or sole affected party thereunder;

(e)	fifth, on a pari passu basis, (i) any amounts then owing by the Trust to the Financial Services Agent under the Financial Services Agreement in respect of the immediately preceding Reporting Period, (ii) any amounts then owing by the Trust to the Financial Services Sub-Agent under the Financial Services Sub-Agency Agreement in respect of the immediately preceding Reporting Period, and (iii) to payment of the Related Proportionate Share (as defined in the

Trust Indenture) (with respect to Series 2010-1) of any Trust Expenses not previously paid in accordance with this Section 6.1, plus in each case, all applicable taxes;

(f)	sixth, to the Trust, the sum of $10,000 (to an aggregate maximum of $10,000 in each fiscal year of the Trust), on account of the income of the Trust for such fiscal year, which amount will be distributed by the Trust to the appropriate beneficiary of the Trust in respect of such fiscal year in accordance with the Declaration of Trust;

(g)	seventh, to the Seller on account of all outstanding related Deferred Rent outstanding under Section 6.1(11) and interest thereon payable to the Seller as provided in Section 6.1(11);

(h)	eighth, (i) in repayment of any loans made to the Trust by the Seller or the Servicer to enable the Trust to pay amounts owing by the Trust and interest thereon; and (ii) to any amounts owing to the Seller or the Servicer under Sections 2.3 or 9.6 hereof; and

(i)	lastly, as to the balance of the Collections Account and the U.S. Dollar Collections Account, together with any amounts available for such purpose under Section 6.1(6) and (7), to the Seller on account of Deferred Rent.
(4)	On each Distribution Date, the Trust shall withdraw from the Yield Supplement Account and deposit to the Collections Account an amount equal to the lesser of the amount then on deposit in the Yield Supplement Account and the Yield Supplement Draw Amount for such date. Such amount shall be applied by the Trust in accordance therewith. Any interest or other earnings on the Yield Supplement Account or Permitted Investments thereof, shall be deposited to the Yield Supplement Account, but subject to Section 6.1(6).
(5)	The amounts held in the Cash Spread Account will be available to the Trust on each Distribution Date and deposited to the Collections Account, if and to the extent that the amount otherwise deposited to the Collections Account and the U.S. Dollar Collections Account and available for the payments and allocations under this Section 6.1 (including any amounts deposited therein under Section 6.1(4)) is less than the aggregate of the amounts owing or to be applied pursuant to Section 6.1(1) and Section 6.1(2) in respect of such Distribution Date in respect of the Purchased Assets and the Notes, and shall be applied by the Trust in accordance therewith. Following the occurrence of an Event of Termination, the Trust shall (and is authorized by the Seller to) withdraw all amounts then on deposit in the Cash Spread Account and shall deposit such amounts into the Collections Account. Any interest or other earnings on the Cash Spread Account or Permitted Investments thereof, shall be deposited to the Cash Spread Account, but subject to Section 6.1(6).

(6)	If on any Distribution Date when there is no continuing Event of Termination, the amount in the Cash Spread Account, including any interest or other earnings thereon, but determined after any application on such date of amounts in the Cash Spread Account under Section 6.1(5), exceeds the Required Cash Spread Amount, the Trust shall release its interest in such excess amounts and permit the Seller to withdraw such excess from the Cash Spread Account on account of Deferred Rent. If on any Distribution Date when there is no continuing Event of Termination, the amount in the Yield Supplement Account, including any interest or other earnings thereon, but determined after any application on such date of amounts in such Yield Supplement Account under Section 6.1(4), exceeds the Required Yield Supplement Amount, the Trust shall release its interest in such excess amounts and permit the Seller to withdraw such excess from the Yield Supplement Account on account of Deferred Rent.
(7)	On the Final Collection Date, the Trust shall deposit to the Collections Account the balance, if any, remaining in the Cash Spread Account and the Yield Supplement Account, and shall apply the balance in the Collections Account in accordance with this Section 6.1.
(8)	If the Trust or any Servicer (including any Replacement Servicer) should receive any Excluded Amounts, or any other amounts that do not constitute Collections or Net Proceeds of Purchased Assets (other than, in the case of a Servicer, as payment of amounts owing to it under this Section 6.1 which it does not know at the time of such payment derived from Excluded Amounts or from other amounts that do not constitute Collections or Net Proceeds of Purchased Assets), the Trust shall remit, or shall cause the Servicer to remit, within 3 Business Days of receipt of any such amounts, all of such amounts to the Seller. Until such remittance shall have been made, the Trust shall hold, or shall cause the Servicer to hold, all such amounts in trust for the Seller.
(9)	On the Closing Date, the Trust shall (i) deposit to the Cash Spread Account from the proceeds of the sale of the Notes, an aggregate amount equal to the Required Cash Spread Amount and (ii) deposit to the Yield Supplement Account from the proceeds of the sale of the Notes, an aggregate amount equal to the Required Yield Supplement Amount. The initial Servicer may from time to time invest amounts in the Cash Spread Account and Yield Supplement Account in Permitted Investments. Following the appointment of any Replacement Servicer, the Trust shall invest such amounts in Permitted Investments. Any earnings on such investments shall be deposited to the Cash Spread Account or Yield Supplement Account, as applicable, for application in accordance herewith.
(10)	Notwithstanding Section 6.1(1):
(a)	any amounts in the U.S. Dollar Collections Account on a Distribution Date shall be used solely for the purpose of paying the U.S. Dollar amounts owed by the Trust in respect of the Class A-1b Notes, as provided for (and in the priority provided for) in Section 6.1(2)(a)(ii)(B) and 6.1(2)(b)(ii)(B), unless (a) other amounts available to pay prior amounts provided for in Sections 6.1(1) or 6.1(2) are not sufficient, in which case such U.S. Dollar amounts shall be applied for such purpose as well, in the specified priority and to the extent required, and converted by the Servicer (or after the appointment of a Replacement Servicer, the Trust) to Canadian Dollars or (b) all principal and interest outstanding on the Class A-1 Notes has been repaid in full;

(b)	any GST collected by the Trust shall be used to pay GST owing by the Trust, and otherwise applied in accordance with Applicable Law; and

(c)	any settlement amounts paid under the Swap Agreement may be used by the Trust to enter into a replacement Hedging Transaction (as defined in the Trust Indenture).
(11)	On each Distribution Date, an amount equal to the aggregate Balance Amounts for the period then ended shall become payable by the Trust to the Seller on account of Deferred Rent. Such amounts owing by the Trust to the Seller shall bear interest at a rate equal to the Applicable Rate and shall become due as provided in Section 6.1(3)(g) (and the Seller’s recourse therefor shall be limited to any amounts available to pay such amounts under Section 6.1(3)(g)); provided that the Trust has the option to prepay all or any portion of such amounts and interest thereon out of the proceeds of any loans made to the Trust for that purpose.
(12)	If on any Distribution Date, (a) the sum of (i) the aggregate balance remaining in the Collections Account and the U.S. Dollar Collections Account after making all payments and allocations provided for under Section 6.1 (other than under Section 6.1(3)(f), (g), (h) or (i)) on such date, plus (ii) the total amount then on deposit in the Cash Spread Account, plus (iii) the total amount then on deposit in the Yield Supplement Account, is equal to or greater than (b) the Outstanding Principal Note Balance on such date, then the Trust may elect, by notice in writing to the Servicer and the Indenture Trustee, to deposit to the Collections Account the total amount then on deposit in the Cash Spread Account and the Yield Supplement Account and apply such amount, together with the balance otherwise remaining in the Collections Account and the U.S. Dollar Collections Account to the payments and allocations provided for under Section 6.1(2)(b)(ii) and, thereafter, Sections 6.1(3)(f), (g), (h) and (i).
Section 6.2       GST on Fees.
          Any reference in Section 6.1 to the payment or application of amounts on account of any fees owing to any Person, shall include as well the payment or application of amounts on account of any GST applicable to such fees, provided that such GST shall be paid in accordance with Section 6.1(10) where applicable.

ARTICLE 7
EVENTS OF TERMINATION
Section 7.1       Events of Termination.
          The happening of any of the following shall constitute an “Event of Termination” hereunder:
(a)	a Servicer Default;

(b)	the Seller defaults in the payment of any amount due to the Trust hereunder or under any other Transaction Documents and such default remains unremedied for a period of three Business Days after written notice of such default has been received by the Seller or the Seller has knowledge of such default;

(c)	the Seller defaults in the observance or performance in any material manner of any of its covenants or obligations contained in any of the Transaction Documents (other than as referred to in (b) above) and, if such default is capable of rectification, such default remains unremedied for a period of 30 days after written notice of such default has been received by the Seller or after the Seller has knowledge of such default;

(d)	any representation or warranty made by the Seller (or any of its officers) in or pursuant to any of the Transaction Documents proves to have been false or incorrect when made (except to any extent which has not had and which would not reasonably be expected to have a Material Adverse Effect), and, if the circumstances giving rise to such incorrect representation or warranty are capable of rectification (such that, thereafter, such representation and warranty would prove correct), such representation or warranty remains uncorrected for a period of 30 days after written notice specifying the incorrectness or after the Seller has actual knowledge of such incorrectness;

(e)	the Net Book Value of all Securitized Leases (determined on the basis that the Net Book Value for a Defaulted Lease shall be deemed to be zero) is less than the Outstanding Note Balance minus the total of the Required Cash Spread Amount and the Required Yield Supplement Amount;

(f)	the Three-Month Average Charge-Off Ratio for any Distribution Date exceeds 1.0%;

(g)	the Three-Month Average Delinquency Ratio for any Distribution Date exceeds 7.0%;

(h)	an Insolvency Event occurs in respect of the Seller;

(i)	on three successive Distribution Dates, the amount on deposit in the Yield Supplement Account is less than the Required Yield Supplement Amount, in each case after any deposits to or withdrawals from the Yield Supplement Account on such dates;

(j)	the Trust ceases at any time to own the Purchased Assets free of any Security Interest, other than Permitted Liens and other than as a result of action by the Trust; or

(k)	a Related Event of Default (as defined in the Trust Indenture) with respect to Series 2010-1 occurs under (i) Section 8.1(a) of the Trust Indenture or (ii) Section 2.1(bb)(i) of the Series 2010-1 Supplement, and in either event is continuing.
Section 7.2       Segregation of Payments.
          If an Event of Termination has occurred and is continuing, the Servicer shall hold all Collections received by it separate and apart from its general funds in a segregated account for the benefit of the Trust and remit such amounts to the Collections Account within two Business Days of receipt, unless Section 5.2(5) applies, in which case the initial Servicer shall continue to remit amounts as required under such section, whereupon neither the Seller nor the initial Servicer shall have any further obligations pursuant to Section 5.2 in respect of the funds so remitted. Interest earned on such amounts shall be for the account of the Servicer until remitted to the Trust.
Section 7.3       Clean-Up Provision.
          If the Outstanding Principal Note Balance at any time is (or will be as of the next following Distribution Date after the payments and applications on such date provided for hereunder) less than 10% of the Outstanding Principal Note Balance as of the Closing Date, the Seller may, on not less than 10 Business Days written notice to the Trust, elect to purchase as of the next following Distribution Date and the Trust shall, upon such next following Distribution Date, sell, assign and transfer to the Seller and the Seller shall purchase and accept transfer of all right, title and interest of the Trust in and to the Purchased Assets hereunder free and clear of all Security Interests arising through the Trust but otherwise on an “as is, where is” basis without recourse to, or representation and warranty of, the Trust, and in consideration therefor the Seller shall assume all of the Trust’s obligations thereunder and pay to the Trust, by deposit to the Collections Account, an amount equal to (A) the greater of (i) the Pool Balance at such time and (ii) the aggregate amount of principal and interest then owing in respect of the Notes (or to the extent any such amounts are denominated in U.S. Dollars, the Equivalent Amount thereof), plus (B) any amounts then owing by the Seller to the Trust, less (C) the total amount then in the Cash Spread Account and Yield Supplement Account. It is hereby confirmed that amounts deposited in the Collections Account pursuant to this Section 7.3 are a refund of a portion of the Master Lease Prepayment Amount under the Master Lease in respect of the related Leases, and such amounts together with any amounts in the Cash Spread Account and Yield Supplement Account shall be applied in accordance with Article 6.

ARTICLE 8
PERFORMANCE GUARANTEE
Section 8.1       Performance of Obligations.
          The Performance Guarantor hereby unconditionally and irrevocably guarantees the due and prompt performance, payment and observance of all of the terms, conditions, covenants, agreements, liabilities and obligations of any kind whatsoever of the Seller and PHH VMS (whether as Servicer, Financial Services Agent or otherwise) contained in the Transaction Documents (the “Obligations”), and, without limiting such guarantee, in the event of any failure of the Seller or PHH VMS to perform any of such Obligations, the Performance Guarantor hereby covenants to assume and perform or cause to be performed all of such Obligations. The Performance Guarantor acknowledges that the Trust may proceed to enforce the obligations of the Performance Guarantor under this Section 8.1 without first pursuing or exhausting any right or remedy it may have against Seller or PHH VMS under the Transaction Documents.
Section 8.2       Payments Free of Set-Off.
          The Performance Guarantor will make all payments to be made by it in the performance of its obligations hereunder without set-off or counterclaim and without deduction or withholding for or on account of any present or future taxes, imposts, duties, charges, assessments or fees of any nature unless such deduction or withholding is required by any applicable treaty, law, rule or regulation (as modified by the practice of any relevant governmental revenue authority then in effect), in which case it will pay such additional amount as is necessary to ensure that the net amount actually received by the payee will equal the full amount the payee would otherwise have received had no such deduction or withholding been required.
Section 8.3       Modifications.
          The guarantee set forth in Section 8.1 shall be absolute and unconditional and shall not be affected by the transfer by the Performance Guarantor or any other person of all or any part of its or their interest in the Seller or PHH VMS, by any insolvency, bankruptcy, dissolution or other proceeding affecting the Seller or PHH VMS or any other person, by any defense or right of counterclaim or set-off that the Performance Guarantor may have against the Seller or PHH VMS or any other person or by any other fact or circumstance.

Section 8.4       Guarantee Unconditional.
          The obligations of the Performance Guarantor under this Article 8 are continuing, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, diminished, limited, impaired or otherwise affected by (and the Performance Guarantor hereby waives, to the fullest extent permitted by applicable law):
(a)	any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any Obligation, security, person or otherwise;

(b)	any modification or amendment of or supplement to the Obligations made in accordance with the Transaction Documents or otherwise, including, without limitation, any increase or decrease in any amount payable under this Agreement;

(c)	any release, non-perfection or invalidity of any direct, indirect or collateral security for any Obligation;

(d)	any change in the existence, structure, constitution, name, objects, powers, business or control of the Seller or PHH VMS or any other person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Seller or PHH VMS or any other person, or any of their assets;

(e)	the existence of any claim, set-off or other rights which the Performance Guarantor may have at any time against the Seller or PHH VMS, the Trust, or any other person, whether in connection herewith or any unrelated transactions;

(f)	any invalidity, illegality or unenforceability relating to or against the Seller or PHH VMS or any provision of applicable law or regulation purporting to prohibit the payment or performance by the Seller or PHH VMS of any Obligation including, the payment of any principal or interest;

(g)	any limitation, postponement, prohibition, subordination or other restriction on the right of the Trust to payment and performance of the Obligations;

(h)	any release, substitution or addition of any co-signer, endorser or other guarantor, including, without limitation, the Seller or PHH VMS, of any of the Obligations;

(i)	any defence arising by reason of any failure by the Trust to make any presentment, demand for performance, notice of non-performance, protest or any other notice, including notice of any of the following: acceptance of this Agreement, partial payment or non-payment, a partial performance or non-performance of all or any part of the Obligations and the existence, creation or incurring of new or additional Obligations;

(j)	any defence arising by reason of any failure by the Trust to proceed against the Seller or PHH VMS or any other person, to proceed against, apply or exhaust any security held, or granted by or from the Seller or PHH VMS or any other person, for any of the Obligations, to proceed against, apply or exhaust any security held from the Performance Guarantor or any other person for this Agreement or to pursue any other remedy in the power of the Trust whatsoever;

(k)	any law which provides that the obligation of a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal obligation or which reduces a guarantor’s obligation in proportion to the principal obligation;

(l)	any defence arising by reason of any incapacity, lack of authority or other defence of the Seller or PHH VMS or any other person, or by reason of any limitation, postponement, prohibition on the Trust’s right to payment of the Obligations or any part thereof, or by reason of the cessation from any cause whatsoever of the liability of the Seller or PHH VMS or any other person, with respect to all or any part of the Obligations, or by reason of any act or omission of the Trust or others which directly or indirectly results in the discharge or release of the Seller or PHH VMS or any other person, of all or any part of the Obligations or any security or guarantee therefor, whether by contract, operation of law or otherwise;

(m)	any defence arising by reason of any failure by the Trust to obtain, perfect or maintain a perfected or prior (or any) security interest in or lien or encumbrance upon any property of the Seller or PHH VMS or any other person, or by reason of any interest of the Trust in any property, whether as owner, lessee or bailee thereof or as the holder of a security interest therein or lien or encumbrance thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment by the Trust of any right to recourse or collateral;

(n)	any defence arising by reason of the failure by the Trust to marshal any assets;

(o)	any defence based upon any failure by the Trust to give to the Seller or PHH VMS or the Performance Guarantor notice of any sale or other disposition of any property securing any or all of the Obligations or any guarantee thereof, or any defect in any notice that may be given in connection with any sale or other disposition of any such property, or any failure of the Trust to comply with any provision of applicable law in enforcing any security interest in or lien upon any such property, including, without limitation, any failure by the Trust to dispose of any such property in a commercially reasonable manner;

(p)	any dealing whatsoever with the Seller or PHH VMS or any other person, or any security, whether negligently or improvidently or not, or any failure to do so;

(q)	any defence based upon or arising out of any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Seller or PHH VMS or any other person, or any discharge of, or bar against collecting, any of the Obligations, in or as a result of any such proceeding; or

(r)	any other act or omission to act or delay of any kind by the Seller or PHH VMS, the Trust or any other person, or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Section 8.4, constitute a legal or equitable discharge, limitation or reduction of the Performance Guarantor’s obligations hereunder (other than the payment and extinguishment in full of all of the Obligations).
The foregoing provisions apply (and the foregoing waivers by the Performance Guarantor will be effective) even if the effect of any action (or failure to take action) by the Trust is to destroy or diminish the Performance Guarantor’s subrogation rights, the Performance Guarantor’s right to proceed against the Seller or PHH VMS for reimbursement, the Performance Guarantor’s right to recover contribution from any other guarantor or any other right or remedy which may be available to the Performance Guarantor.
Section 8.5       No Subrogation.
          Until all of the Obligations have been paid or performed in full, the Performance Guarantor shall have no right of subrogation to, and waives, to the fullest extent permitted by law, any right to enforce any remedy which the Trust now has or may hereafter have against the Seller or PHH VMS in respect of the Obligations and the Performance Guarantor waives any benefit of, and any right to participate in, any security now or hereafter held by the Trust for the Obligations.
Section 8.6       Settlement of Accounts.
          Any account settled or stated between the Trust and the Seller or PHH VMS shall be accepted by the Performance Guarantor as prima facie evidence that the amount thereby appearing due by the Seller or PHH VMS to the Trust is so due.
Section 8.7       Stay of Acceleration.
          If acceleration of the time for payment of any amount payable by the Seller or PHH VMS in respect of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Seller or PHH VMS or any moratorium affecting the payment of the Obligations, all such amounts otherwise subject to acceleration will nonetheless be payable by the Performance Guarantor hereunder forthwith upon demand by the Trust in accordance with this Agreement.
Section 8.8       Reinstatement.
          If, at any time, all or any part of any payment previously applied by the Trust to any Obligation is or must be rescinded or returned by the Trust for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Seller or PHH VMS), such Obligation shall, for purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Trust, and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such Obligation, all as though such application by the Trust had not been made.
Section 8.9       Representations and Warranties.
          The Performance Guarantor represents and warrants to the Trust, upon each of which representations and warranties the Trust specifically relies, that as at the Closing Date:
(a)	the Performance Guarantor is a corporation validly existing under the laws of its jurisdiction of incorporation, has full corporate power and authority to own its properties and assets and to carry on its businesses, as presently owned and carried on by it, in every jurisdiction in which it is currently carrying on business;

(b)	the Performance Guarantor has full corporate power and capacity to execute and deliver this Agreement and to perform all of its obligations hereunder;

(c)	the Performance Guarantor has taken all necessary action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(d)	this Agreement has been duly executed and delivered by the Performance Guarantor;

(e)	this Agreement is a legal, valid and binding obligation of the Performance Guarantor and is enforceable against the Performance Guarantor by the Trust in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally and equitable principles of general application (regardless of whether enforcement is sought in a proceeding at law or in equity;

(f)	the execution and delivery by the Performance Guarantor of this Agreement and the performance by the Performance Guarantor of its obligations hereunder and of the transactions contemplated hereby, does not and will not contravene, breach, constitute a default under, violate or conflict with, as the case may be:
(A)	the Performance Guarantor’s constating documents or by-laws or any resolution passed by the board of directors or shareholders of the Performance Guarantor;

(B)	any law, rule or regulation applicable to or binding on the Performance Guarantor or any of its property and assets; or

(C)	any order, writ, judgment, award, injunction or decree binding on the Performance Guarantor or affecting its property or assets,

and does not and will not result in or require the creation of any encumbrance upon any of the property and assets of the Performance Guarantor;

(g)	the execution and delivery by the Performance Guarantor of this Agreement and the performance of its obligations hereunder and of the transactions contemplated hereby, does not and will not contravene, breach, constitute a default under, violate or conflict with, as the case may be, any material indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note, contract or other agreement or instrument to which the Performance Guarantor is a party or by which it, or its property and assets, are bound;

(h)	no authorization, approval or other action by, and no notice to or filing with, any governmental authority, agency or any other person is necessary in connection with the execution and delivery by the Performance Guarantor of this Agreement or the performance of its obligations hereunder or of the transactions contemplated hereby, or to give legal effect to the same other than such as have been obtained or made; and

(i)	there are no actions, suits or proceedings pending or, to the knowledge of the Performance Guarantor, threatened against or affecting the Performance Guarantor or any of its undertakings, property and assets, at law or in equity or before any arbitrator or before or by any governmental authority, governmental department, body, agency, commission, board, bureau, or instrumentality having jurisdiction in the premises in respect of which there is a reasonable possibility of a determination adverse to the Performance Guarantor which could, if determined adversely, materially and adversely affect the ability of the Performance Guarantor to perform any of its obligations hereunder.
Section 8.10      Waiver.
          Performance Guarantor hereby waives any failure or delay on the part of the Trust or any other person in asserting or enforcing any rights or in making any claims or demands hereunder.
Section 8.11      Costs and Expenses.
          The Performance Guarantor shall pay all reasonable out-of-pocket costs and expenses of the Trust (including without limitation legal fees and disbursements) in connection with the enforcement of the obligations of the Performance Guarantor under this Agreement or any related document. The Performance Guarantor agrees to indemnify and hold harmless the Trust from and against any and all liability incurred by the Trust or its nominee or agent or any of its employees hereunder or in connection with the enforcement of this Article 8 against the Performance Guarantor, unless such liability shall be due to the gross negligence, wilful misconduct, misfeasance or bad faith of the Trust or any of its agents, or the negligence, wilful misconduct, misfeasance or bad faith of the Financial Services Agent or any Replacement Servicer which is not the Seller or any Affiliate of the Seller.

Section 8.12      Termination.
          Performance Guarantor’s guarantee and obligations under Section 8.1 shall terminate upon the Final Collection Date or when the Seller or PHH VMS has no remaining obligations under the Transaction Documents.
ARTICLE 9
MISCELLANEOUS
Section 9.1       Notice.
          Any notice, consent, request, agreement, approval, waiver or other communication required or permitted to be given or delivered hereunder will be in writing and will be given by delivery to the relevant address indicated below or by facsimile transmission to such address and such notice shall, if given on a day other than a Business Day or after the normal business hours of the recipient on a Business Day, be deemed to have been given on the next Business Day:
          To the Trust:
FLEET LEASING RECEIVABLES TRUST
c/o BNY Trust Company of Canada
4 King Street West, Suite 1101
Toronto, ON M5H 1B6
CANADA
Facsimile No.: 416-360-1711
Attention:        Farhan Mir
Email:              farhan.mir@bnymellon.com
with a copy to PHH Vehicle Management Services Inc. as Financial Services Agent at:
PHH VEHICLE MANAGEMENT SERVICES INC.
2233 Argentia Road
Suite 400
Mississauga ON L5N2X7
CANADA
Facsimile No.: 905-286-5363
Attention:        Mark Johnson
Email:             mark.johnson@phhmail.com

With a copy to:
PHH ARVAL
940 Ridgebrook Road
Sparks, MD 21152-9390
USA
Facsimile No.: 410-771-2530
Attention:         Joseph Weikel
Email:              Joseph.weikel@phh.com
with a copy to the Financial Services Sub-Agent:
BNY TRUST COMPANY OF CANADA
4 King Street West, Suite 1101
Toronto, ON M5H 1B6
CANADA
Facsimile No.: 416-360-1711
Attention:         Farhan Mir
Email:              farhan.mir@bnymellon.com
To the Seller:
PHH FLEET LEASE RECEIVABLES L.P.
c/o Aikins, MacAulay & Thorvaldson LLP
Attention: E. Wells Peever, Q.C.
30th Floor Commodity Exchange Tower
360 Main Street
Winnipeg, Manitoba
R3C 4G1
with a copy to:
PHH FLEET LEASE RECEIVABLES L.P.
2233 Argentia Road, Suite 400, Room 4
Mississauga, Ontario
L5N 2X7
To the Performance Guarantor:
PHH Corporation
3000 Leadenhall Road
Mount Laurel, NJ 08054
Attention: Senior Vice President and Treasurer
Facsimile No.: 856-917-7295

          With a copy to:
PHH Corporation
3000 Leadenhall Road
Mount Laurel, NJ 08054
Attention: Senior Vice President and Secretary
Facsimile No.: 856-917-7295
          To the initial Servicer:
PHH VEHICLE MANAGEMENT SERVICES INC.
2233 Argentia Road
Suite 400
Mississauga ON L5N2X7
CANADA
Facsimile No.: 905-286-5363
Attention:        Mark Johnson
Email:             mark.johnson@phhmail.com
With a copy to:
PHH ARVAL
940 Ridgebrook Road
Sparks, MD 21152-9390
USA
Facsimile No.: 410-771-2530
Attention:         Joseph Weikel
Email:              Joseph.weikel@phh.com
To the Replacement Servicer, at the address provided for in the Back-Up Servicer Agreement or Substitute Servicer Agreement (as defined therein), as applicable.
Any party may from time to time notify the other parties hereto, in accordance with the provisions hereof, of any change of address which thereafter, until changed by like notice, shall be the address of such party for all purposes of this Agreement.
Section 9.2       Amendments and Waivers.
(1)	This Agreement and the Master Lease may be amended, supplemented, modified, restated or replaced by written instrument only signed by the Seller, the Servicer, the Trust and the Performance Guarantor, notice of which has been concurrently provided to the Rating Agencies.

(2)	No waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing and signed by such party, and then said waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof.
(3)	The Seller acknowledges that the Trust is restricted from agreeing to certain amendments and waivers in respect of this Agreement pursuant to Section 6.2(f) of the Trust Indenture.
Section 9.3       Successors and Assigns.
          This Agreement will be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided below, no party hereto may assign any of its rights hereunder without the prior consent of the other parties. The Trust may assign this Agreement and any of the Purchased Assets to (i) the Indenture Trustee under the Trust Indenture; and (ii) any Person after the occurrence of an Event of Termination (provided that it provides at least 10 Business Days’ prior written notice thereof to the Rating Agencies); for greater certainty, any proceeds from the assignment of any Purchased Assets shall constitute Collections and shall be applied in accordance with Section 6.1 hereof.
Section 9.4       Indemnification.
(1)	The Seller will indemnify the Trust and its agents and save them harmless from and against any and all damages, losses, claims, liabilities, costs and expenses (collectively, “Losses”) awarded against or incurred by the Trust or such agents arising out of or as a result of:
(a)	the assignment of Lease Rights relating to Securitized Leases which are Ineligible Securitized Leases (except to the extent any such Ineligible Securitized Leases are repurchased by the Seller in accordance herewith);

(b)	the failure of PHH VMS, the Limited Partner or the Seller to transfer ownership in, and to vest in:
(i)	in the case of PHH VMS, the Limited Partner,

(ii)	in the case of the Limited Partner, the Seller, and

(iii)	in the case of the Seller, the Trust,
the Lease Rights relating to the Securitized Leases free and clear of any Security Interest, other than any Security Interest created by or arising through the Trust;

(c)	the use, operation, maintenance or ownership of any Leased Equipment;

(d)	the failure to comply with Applicable Laws with respect to the registered ownership of Securitized Equipment;

(e)	subject to taking into account any amounts paid by the Seller or the Servicer pursuant to Sections 2.3, 4.2 and 5.4, any representation or warranty made by the Seller in any Transaction Document or any other document furnished pursuant thereto which was incorrect in any material respect when made;

(f)	any failure of the Seller or PHH VMS to perform or observe any of its duties, obligations or covenants under any of the Transaction Documents;

(g)	disclosure of any personal information relating to any Obligor by the Seller or PHH VMS;

(h)	any taxes (or any interest or penalties with respect thereto) at any time being asserted against the Trust with respect to the assignment of the Purchased Assets or any other charges relating to the transactions contemplated hereby that may result in a statutory lien or deemed trust that may rank ahead of the interest of the Trust in the Purchased Assets or the Security Interest granted to the Indenture Trustee, other than any Security Interest created by or arising through the Trust;

(i)	the failure of the Trust to be recorded as an additional insured or loss payee in respect of the insurance required to be maintained by the Obligors of the Securitized Equipment; or

(j)	the commingling by the Seller of Collections with respect to Lease Rights forming part of the Portfolio of Assets at any time with other funds, except, in each case, to the extent that such Losses arise out of or as a result of (i) the gross negligence, wilful misconduct, misfeasance or bad faith of the Trust or any of its agents, or (ii) as a direct result of the negligence, wilful misconduct, misfeasance or bad faith of the Financial Services Agent, the Financial Services Sub-Agent or any Replacement Servicer which, in the case of either (i) or (ii) above, is not the Seller or any Affiliate of the Seller.
(2)	The Seller and the Trust each agree to provide reasonable assistance to the other party, at the request of such other party and, in either case, at the Seller’s expense, in any action, suit or proceeding brought by or against, or any investigation involving such requesting party (including the Financial Services Agent in respect of the Trust but excluding any actions against each other) relating to any of the transactions contemplated hereby or to any part of the Portfolio of Assets. If the Seller may be liable under Section 9.4(1) in respect of any Losses in connection with any such action, suit, proceeding or investigation, and, in the sole determination of the Trust, acting reasonably, the Seller or the Performance Guarantor has the financial ability to pay such damages, losses, claims, liabilities, costs and expenses, the Seller will have the right, on behalf of the Trust or the Financial Services Agent but at the Seller’s expense, to defend such action, suit or proceeding, or participate in such investigation, with counsel selected by it, and will have sole discretion as to whether to litigate, appeal or settle.
Section 9.5       Costs, Expenses and Taxes.
          In addition to the rights of indemnification provided for in Section 9.4, the Seller agrees to pay on demand all reasonable costs, expenses and taxes (excluding income taxes) incurred by the Trust in connection herewith (including costs and expenses incurred in the enforcement of any of the Trust’s rights and remedies hereunder or in the performance by the Trust of the obligations of the Seller, the Servicer (including any Replacement Servicer), the Performance Guarantor or the Trust, as the case may be, hereunder) and in connection with the occurrence of an Event of Termination or an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Termination, in each case including the fees and out-of-pocket expenses, on a solicitor and client and substantial indemnity basis, of the Trust’s counsel in respect of advising the Trust as to its rights and remedies hereunder or under any Transaction Document.
Section 9.6       Correction of Errors.
          The Trust, the Servicer and the Seller each agree to reimburse the other for any loss resulting from a miscalculation or clerical error by it in the administration of this Agreement and the Transaction Documents; provided, however, that the party requesting such reimbursement shall explain, in reasonable detail, such miscalculation or clerical error, and the amount of such reimbursement shall not exceed the amount which should initially have been paid to the Trust, the Servicer or the Seller, as the case may be, but for such miscalculation or clerical error, plus, in the case of amounts paid by the Seller or the initial Servicer, interest at a rate equal to the Applicable Rate by deposit to the Collections Account. Any such amount owing by the Trust shall be paid in accordance with Section 6.1 and only to the extent of amounts available to be paid to the Seller or the Servicer under Section 6.1(3)(h) or any Replacement Servicer under Section 6.1(2)(c)(ii).
Section 9.7       Change in Circumstance.
          If either (i) the introduction of or any change (including any change by way of imposition of a capital or other tax) in or in the interpretation of any law, rule, regulation, order, judgment, injunction, award or decree by any court or governmental authority charged with the administration thereof; or (ii) the compliance by the Trust with any guideline or request from any Governmental Authority (whether or not having the force of law) has the effect of increasing the cost to the Trust of making, funding or maintaining or agreeing to make the Purchase hereunder, reducing the rate of return to the Trust in connection therewith or as a result of reserves (including reserves against capital) being required to be made therefor, reducing the amount of any Receivable payable in respect of any part of the Securitized Leases or requiring the Trust to make a payment calculated with reference to any part of the Portfolio of Assets, the Seller shall, from time to time, upon demand by the Trust, pay the Trust that portion of such increased costs incurred, amounts not received or receivable, or compensation for such reduction in rate of return or required payment which is attributable to making, funding or maintaining the Purchase. The

Trust shall provide the Seller with a certificate setting forth its computation of such increased costs, amounts not received or receivable or reduction in rate of return or required payment, which computation may utilize such averaging and attribution methods the Trust believes to be reasonable. Such certificate shall be prima facie evidence, absent manifest error, of the amount payable to the Trust pursuant to this Section 9.7. The Trust shall, upon becoming aware of an event or circumstance that is likely to, with the passage of time or otherwise, entitle it to demand payment pursuant to this Section 9.7, promptly notify the Seller.
Section 9.8       Time of Essence.
          Time will be of the essence of this Agreement.
Section 9.9       Failure to Perform.
          If the Seller, the Servicer (including any Replacement Servicer) or the Performance Guarantor, as the case may be, fails to perform any of its agreements or obligations hereunder, the Trust may (but will not be required to) itself perform, or cause to be performed, such agreement or obligation.
Section 9.10      Consent to Jurisdiction; Waiver of Immunities.
(1)	The parties hereto each hereby irrevocably (i) submit to the jurisdiction of any court sitting in Toronto in any action or proceeding arising out of or relating to this Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard and determined in such Toronto court; (iii) waive, to the extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding; and (iv) agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(2)	Nothing in this Section 9.10 shall affect the right of the Trust to serve legal process in any other manner permitted by law, or affect its right to enforce any action, proceeding or judgment against the Seller, the Servicer or the Performance Guarantor or their respective property in the courts of other jurisdictions.
(3)	To the extent that the Seller, the Servicer or the Performance Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Seller, the Servicer and the Performance Guarantor hereby irrevocably waive, to the extent permitted by law, such immunity in respect of their obligations hereunder.
Section 9.11      Confidentiality.
          The parties hereto each acknowledge that all data and information provided hereunder by one to any other shall be considered as confidential information of the other and shall not be disclosed by any party to any other Person except (i) as required to implement the terms of this

Agreement or by Applicable Law; and (ii) that the Trust may disclose any such data and information to Rating Agencies, prospective secured lenders, prospective secondary purchasers, professional advisors and regulatory authorities as required to implement the terms of this Agreement or the financing thereof and the Seller, the Servicer and the Performance Guarantor may disclose any such data and information to each other or to professional advisors, taxing authorities and regulatory authorities.
Section 9.12      Further Assurances.
          The parties hereto agree, from time to time, to enter into such further agreements and to execute all such further instruments as may be reasonably necessary or desirable to give full effect to the terms of this Agreement and to the ability of the Trust to exercise or enforce any of its rights and remedies hereunder or under the Transaction Documents.
Section 9.13      Remedies.
          The remedies herein provided are cumulative and not exclusive of any remedies provided at law.
Section 9.14      Limitation of Liability of Financial Services Agent and Issuer Trustee.
(1)	The Issuer Trustee has entered into this Agreement solely in its capacity as trustee of the Trust and not in its personal capacity, and any and all of the representations, warranties, undertakings, covenants, indemnities, agreements and other obligations made on the part of or by the Issuer Trustee herein are made and intended not as personal representations, warranties, undertakings, covenants, indemnities, agreements and other obligations of or by the Issuer Trustee or for the purpose or with the intention of binding the Issuer Trustee in its personal capacity, but are made and intended for the purpose of binding only the Trust and the Trust Property or a specific portion thereof. No property or assets of the Issuer Trustee, whether owned beneficially by it in its personal capacity or otherwise (other than the Trust Property), will be subject to levy, execution or other enforcement procedures with regard to any of the representations, warranties, undertakings, covenants, indemnities, agreements or other obligations of the Trust or the Issuer Trustee hereunder, and no recourse may be had or taken, directly or indirectly against the Issuer Trustee in its personal capacity, any beneficiary of the Trust or any affiliate, shareholder, director, officer, representative, employee or agent of the Issuer Trustee or any predecessor or successor of the Issuer Trustee with regard to the representations, warranties, undertakings, covenants, indemnities, agreements and other obligations of the Trust or the Issuer Trustee hereunder.
(2)	This Agreement shall be deemed and construed for all purposes as if made by the Financial Services Agent in and only in its capacity as agent of the Issuer Trustee. Any liability of the Financial Services Agent under this Agreement is non-recourse to the Financial Services Agent in its personal capacities and limited solely to the property of the Trust. No other property or assets of the Financial Services Agent, whether owned by it in its personal capacity or otherwise, will be subject to levy, execution or other enforcement procedure with regard to any obligation under this Agreement.
(3)	The foregoing will not in any way affect any rights that the other parties hereto may have hereunder to (a) proceed against any person with respect to the enforcement of any guarantee of, or collateral security for, payment of such obligations or (b) recover any funds, damages, expenses or costs as a result of fraud, wilful misconduct, bad faith, negligence or misrepresentation by the Issuer Trustee or the Financial Services Agent in its personal capacity.
Section 9.15      Limited Partnership.
          The parties hereto acknowledge that the Seller is a limited partnership formed under The Partnership Act (Manitoba), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.
Section 9.16      Execution in Counterparts.
          This Agreement may be executed in counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any such other agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement or such other agreement.
[Signature pages follow]

          IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

PHH VEHICLE MANAGEMENT SERVICES INC.
By:	/s/	Mark E. Johnson
	Name:	Mark E. Johnson
	Title:	Senior Vice-President and Treasurer

FLR GP 1 INC., as general partner on behalf of PHH FLEET LEASE RECEIVABLES L.P.

By:	/s/	Mark E. Johnson
	Name:	Mark E. Johnson
	Title:	Senior Vice-President and Treasurer

Schedule I

BNY TRUST COMPANY OF CANADA in its capacity as trustee of FLEET LEASING RECEIVABLES TRUST, by its Financial Services Agent, PHH VEHICLE MANAGEMENT SERVICES INC.

By:	/s/	Mark E. Johnson
	Name:	Mark E. Johnson
	Title:	Senior Vice-President and Treasurer

PHH CORPORATION
By:	/s/	Sandra E. Bell
	Name:	Sandra E. Bell
	Title:	Executive Vice-President and Chief Financial Officer